Exhibit 4.5

EXECUTION VERSION

DATED 26 January 2023

Up to USD 405,000,000

SENIOR SECURED TERM LOAN FACILITIES AND REVOLVING CREDIT FACILITIES

for

the companies
listed in Schedule 1B hereto as joint and several original borrowers
and

any additional borrowers pursuant to the terms hereof

with

DHT Holdings, Inc.
as Guarantor

arranged by

ING Bank N.V.
Nordea Bank Abp, filial i Norge
as Coordinators

ING Bank, a branch of ING-DiBa AG
Nordea Bank Abp, filial i Norge
as Bookrunners

ING Bank, a branch of ING-DiBa
AG Nordea Bank Abp, filial i Norge
Skandinaviska Enskilda Banken AB (publ)
ABN AMRO Bank N.V., Oslo Branch
Danish Ship Finance A/S
Crédit Agricole Corporate and Investment Bank
as Mandated Lead Arrangers

with

ING Bank N.V.
as Agent and Security Agent

TABLE OF CONTENTS
Clause	Page

1.	DEFINITIONS AND INTERPRETATION	5

2.	THE FACILITIES	29

3.	PURPOSE	30

4.	CONDITIONS OF UTILISATION	31

5.	UTILISATION	33

6.	ESTABLISHMENT OF INCREMENTAL FACILITIES	34

7.	REPAYMENT	39

8.	PREPAYMENT AND CANCELLATION	40

9.	OPTIONAL RATE SWITCH	44

10.	INTEREST	44

11.	INTEREST PERIODS	45

12.	CHANGES TO THE CALCULATION OF INTEREST	46

13.	FEES	48

14.	TAX GROSS UP AND INDEMNITIES	49

15.	INCREASED COSTS	52

16.	OTHER INDEMNITIES	54

17.	MITIGATION BY THE LENDERS	55

18.	COSTS AND EXPENSES	55

19.	SECURITY	57

20.	GUARANTEE AND INDEMNITY	58

21.	REPRESENTATIONS	62

22.	INFORMATION UNDERTAKINGS	67

23.	FINANCIAL COVENANTS	72

24.	GENERAL UNDERTAKINGS	72

25.	VESSEL UNDERTAKINGS	78

26.	EVENTS OF DEFAULT	86

27.	CHANGES TO THE LENDERS	90

28.	CHANGES TO THE OBLIGORS	94

29.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS	96

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	104

31.	SHARING AMONG THE FINANCE PARTIES	105

32.	PAYMENT MECHANICS	107

33.	SET-OFF	109

34.	NOTICES	109

35.	CALCULATIONS AND CERTIFICATES	111

36.	PARTIAL INVALIDITY	111

37.	REMEDIES AND WAIVERS	112

38.	AMENDMENTS AND WAIVERS	112

39.	CONFIDENTIALITY	116

40.	CONFIDENTIALITY OF FUNDING RATES	119

41.	COUNTERPARTS	121

42.	CONFLICT	121

43.	GOVERNING LAW	122

44.	ENFORCEMENT	122

SCHEDULE 1 A THE ORIGINAL LENDERS		123

SCHEDULE 1B ORIGINAL BORROWERS, ORIGINAL VESSELS, TRANCHES AND INSTALMENTS		124

SCHEDULE 2 CONDITIONS PRECEDENT		125

SCHEDULE 3 REQUESTS		132

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		135

SCHEDULE 5 FORM OF ACCESSION LETTER		137

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		138

SCHEDULE 7 FORM OF VALUATION CERTIFICATE		140

SCHEDULE 8 FORM OF INCREMENTAL FACILITY NOTICE		142

SCHEDULE 9 FA ACT SECTION 3-12		146

EXECUTION PAGE		147

THIS AGREEMENT is dated 26 January 2023 and made between:

(1)
THE ENTITIES set out as owners of the Original Vessels in Schedule 1B (Original Borrowers, Original Vessels, Tranches and instalments), as joint and several original borrowers (each an "Original Borrower" and together the "Original Borrowers");

(2)	DHT HOLDINGS, INC., The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands as guarantor (the "Guarantor");

(3)	ING BANK N.V. and NORDEA BANK ABP, FILIAL I NORGE as coordinators (the "Coordinators");

(4)	ING BANK, A BRANCH OF ING-DIBA AG and NORDEA BANK ABP, FILIAL I NORGE as bookrunners (the "Bookrunners");

(5)
ING BANK, A BRANCH OF ING-DIBA AG, NORDEA BANK ABP, FILIAL I NORGE, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), ABN AMRO BANK N.V., OSLO BRANCH, DANISH SHIP FINANCE A/S AND and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as mandated lead arrangers (the "Mandated Lead Arrangers");

(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1A as original lenders (the "Original Lenders");

(7)	THE FINANCIAL INSTITUTIONS listed in Schedule 1A as original hedging banks (the "Original Hedging Banks");

(8)	ING BANK N.V. as agent of the other Finance Parties (the "Agent"); and

(9)	ING BANK N.V. as security agent of the other Finance Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

"Account Bank" means Nordea Bank Abp, filial i Norge.

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 28.2 (Additional Borrowers).

"Additional Vessel" means, as of the Establishment Date for the relevant Incremental Facility, a vessel financed under an Incremental Facility and designated as such in the relevant Incremental Facility Notice and "Additional Vessels" means all of them.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Aggregate Total Incremental Facility Commitments" means, at any time, the aggregate of the Total Incremental Facility Commitments relating to each Incremental Facility.

"Agreement" means this facilities agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Brokers" means Clarkson Valuations, Simpson, Spence and Young (SSY), Poten & Partners, Arrow Valuations and Fearnleys.

"Approved Ship Registry" means the Marshall Islands Ship Registry, the Hong Kong Ship Registry, the French International Register (RIF) (provided that such Vessel(s) is dual registered in accordance with Clause 25.3), the Isle of Man Ship Registry and any ship registry as approved in writing by the Agent (on behalf of the Majority Lenders) (such consent not to be unreasonably withheld).

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignment Agreement" means a general assignment agreement for an assignment on first priority of (i) the Earnings, (ii) the insurance proceeds in respect of all Insurances, (iii) the Earnings Accounts and (iv) any monetary claims under any Secured Hedging Agreement to be executed by the relevant Borrower in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors' obligations under the Finance Documents in form and substance acceptable to all Lenders.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(a)	for the Term Loan Facility, the period from and including the date of this Agreement up to and including 31 March 2023;

(b)	for the Revolving Credit Facility, the period from and including the date of this Agreement up to and including the date falling three (3) months prior to the Maturity Date; and

(c)	for any Incremental Facility, the period from and including the Establishment Date for that Incremental Facility up to and including the date falling three (3) months prior to the Maturity Date.

"Available Commitment" means any of the Available Revolving Credit Facility Commitments, the Available Term Loan Facility Commitments or Available Incremental Facility Commitments and "Available Commitments" means some or all of them (as the context requires).

"Available Incremental Facility Commitment" means the aggregate of the Incremental Facility Commitments available under an Incremental Facility as from time to time reduced and/or cancelled per the terms of this Agreement, less any Loans outstanding under that Incremental Facility.

"Available Revolving Credit Facility Commitment" means the aggregate of the Revolving Credit Facility Commitments as from time to time reduced and/or cancelled per the terms of this Agreement, less any Loans outstanding under the Revolving Credit Facility.

"Available Term Loan Facility Commitment" means the aggregate of the Term Loan Facility Commitments as from time to time reduced and/or cancelled per the terms of this Agreement, less any Loans outstanding under the Term Loan Facility.

"Available Vessel Commitments" means, at any time:

(a)	relating to any Original Vessel, any Available Term Loan Facility Commitment and/or any Available Revolving Credit Facility Commitment pertaining to that Vessel; and

(b)	relating to any Additional Vessel, any Available Incremental Facility Commitment pertaining to that Vessel.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bareboat Charterer" means V.Ships France SAS and/or any other bareboat charterer approved by the Agent (acting on behalf of all Lenders).

"Bareboat Charters" means, each as amended from time to time and entered into in connection with the dual registration of the relevant Vessel(s) in the Bareboat Registry (i) any head bareboat charter entered into between the relevant Borrower as owner and the Bareboat Charterer as Charterer and (ii) any related sub bareboat charter entered into between the Bareboat Charterer as disponent owner and the relevant Borrower as bareboat charterer, each entered into according to Clause 25.13 and designated as "Bareboat Charters" by the Agent and the Borrowers and "Bareboat Charter" means any of them.

"Bareboat Registry" means the French International Register (RIF) and/or any other bareboat registry approved by the Agent (acting on behalf of all Lenders).

"Borrower" means an Original Borrower and/or an Additional Borrower.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of a Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant market for the applicable Reference Rate for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, Stockholm, Copenhagen, Frankfurt, Amsterdam, Paris, London and New York City.

"Carbon Intensity and Climate Alignment Certificate" means a certificate from a Recognized Organization relating to a Vessel and a calendar year setting out:

(a)
the average efficiency ratio of that Vessel for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year; and

(b)	the climate alignment of that Vessel for such calendar year, in each case as calculated in accordance with the Poseidon Principles.

"Cash" means the aggregate amount of cash, bank deposits and fully marketable securities (issued by an A rated or better financial institution), excluding restricted cash which is not at the disposal of the relevant company.

"Central Bank Rate" means:

(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

"Central Bank Rate Adjustment" means, in relation to any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spread for the five most immediately preceding US Government Securities Business Day for which the relevant Reference Rate is available.

"Central Bank Rate Spread" means in relation to any relevant US Government Securities Business Day, the difference expressed as a percentage rate (per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a)	the Reference Rate (Term SOFR or SOFR as relevant) for that day; and

(b)	the Central Bank Rate prevailing at close of business on that day.

"Change of Control" means:

(a)	if any person or a group of persons acting in concert, gain direct or indirect control over the Guarantor; or

(b)	there is a change of ownership in any of the Borrowers (direct or indirect) or a person other than the Guarantor controls the appointment of the board of directors for any Borrower.

For the purposes of this definition, "control" of the Guarantor means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than thirty-three and a third per cent (33 ⅓%) of the maximum number of votes that might be cast at a general meeting of the Guarantor; or (ii) otherwise controls the appointment or removal of more than thirty-three and a third per cent (33 ⅓%) of the members of the board of directors or other equivalent officers of the Guarantor; or (iii) the holding beneficially of more than thirty-three and a third per cent (33 ⅓%) of the issued shares of the Guarantor (excluding any part of that issued shares that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of thirty-three and a third per cent (33 ⅓%) of the Guarantor.

"Charterer" means any charterer acceptable to the Agent (acting on behalf of the Majority Lenders) under a Charterparty, hereunder any Bareboat Charterer.

"Charterparty" means any time or bareboat charter or any pool agreement or any other agreements of employment (including for the avoidance of doubt any Bareboat Charter) entered or to be entered into between a Borrower and the relevant Charterer for the chartering of a Vessel for a period exceeding thirty-six (36) months subject to the provisions of Clause 25.13 (Chartering).

"Charterparty Assignment" means one or more deeds of assignment on first priority of any Charterparty as the Agent (if required by any Lender) may require, to be executed by any Borrower in favour of the Security Agent (on behalf of the Finance Parties) in form and substance acceptable to all Lenders.

"Code" means the US Internal Revenue Code of 1986 as amended.

"Commercial Management Agreement" means any agreement made or to be made between a Borrower and the Commercial Manager for the commercial management of a Vessel.

"Commercial Manager" means DHT Management AS or any other commercial manager acceptable to the Agent.

"Commitment" means, at any time, a Term Loan Facility Commitment and/or a Revolving Credit Facility Commitment and/or an Incremental Facility Commitment.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Obligor or any of its advisers; or

(b)
another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Current Assets" means the aggregate of the current assets of a company as determined in accordance with GAAP.

"Current Liabilities" means the aggregate of the current liabilities of a company, however excluding the current portion of long term debt maturing six (6) Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

"Default" means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means in respect of a Vessel, the date of actual delivery of the relevant Vessel to the relevant Borrower under a MOA or a Shipbuilding Contract (as applicable).

"DOC" means in relation to the Technical Manager a valid document of compliance relevant to the Vessels issued to such company pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now or later become payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)
all freight, hire and passage moneys payable to a Borrower, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of a Vessel;

(b)	any claim under any guarantees related to hire payable to a Vessel as a consequence of the operation of such Vessel;

(c)	any compensation payable to a Borrower in the event of any requisition of a Vessel or for the use of such Vessel by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by a Vessel payable to a Borrower;

(e)	demurrage and retention money receivable by a Borrower in relation to a Vessel;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from a Vessel;

(g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

(h)	any other money which arise out of the use of or operation of a Vessel and moneys whatsoever due or to become due to a Borrower from third parties in relation to a Vessel.

"Earnings Accounts" means any account to be nominated and designated as an Earnings Account opened and maintained with the Account Bank in the name of the respective Borrower, or such other accounts designated as "Earnings Accounts" by the Guarantor and the Agent.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Eligible Institution" means any Lender or other bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets excluding any Obligor or any of their Affiliates.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

"Establishment Date" means, in relation to an Incremental Facility, the later of:

(a)	the proposed Establishment Date specified in the relevant Incremental Facility Notice; and

(b)	the date on which the Agent executes the relevant Incremental Facility Notice.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means any event or circumstance specified as such in Clause 26 (Events of Default).

"Excess Values" means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of "Market Value" (in respect of other vessels), and (ii) the book value of the relevant Vessel.

"Existing Facility" means the up to USD 485,000,000 senior secured term loan facilities and revolving credit facilities agreement originally dated 24 April 2018 as amended between inter alios certain of the Original Borrowers as borrowers, the Guarantor as guarantor, certain finance parties as lenders and the Agent as agent and security agent for the purpose of financing inter alia certain of the Original Vessels.

"FA Act" means the Norwegian Financial Agreement Act 2020/146 (in No: finansavtaleloven) (as amended and replaced).

"Facilities" means together the Term Loan Facility, the Revolving Credit Facility and any Incremental Facility made available under this Agreement as described in Clause 2 (The Facilities) and "Facility" means any of them.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters between the Agent and the Borrowers setting out any of the fees referred to in Clause 13 (Fees).

"Finance Document" means this Agreement, any Security Document, any Incremental Facility Notice, any Accession Letter, any Secured Hedging Agreement, any Manager's Undertaking, any Letter of Undertaking, any Fee Letter and any other document designated as such by the Agent and the Borrowers.

"Finance Party" means each of the Agent, the Security Agent, the Coordinator, a Bookrunner, a Mandated Lead Arranger, a Hedging Bank and any Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.4 (Cost of funds).

"GAAP" means generally accepted accounting principles such as IFRS.

"Green Passport" means a document listing all potential hazardous materials on board the relevant Vessel as further described by the relevant Vessel's classification society and/or the International Maritime Organisation (IMO), hereunder an Inventory of Hazardous Materials.

"Group" means the Guarantor and its direct and indirect Subsidiaries from time to time.

"Guarantee" means the irrevocable, unconditional and on-first-demand guarantee given by the Guarantor under Clause 20 (Guarantee and Indemnity) of this Agreement.

"Hedging Banks" means the Original Hedging Banks, any other Lender or any of their affiliates being party to a Secured Hedging Agreement.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IAPPC" means the International Air Pollution Prevention Certificate required under Regulation 6 of the International Convention for the Prevention of Pollution From Ships 1973/1978 (MARPOL).

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Incremental Facility" means any secured (subsequently reducing) revolving credit facility that may be established and made available under this Agreement as described in Clause 2 (The Facilities) and "Incremental Facilities" means all such facilities.

"Incremental Facility Commitment" means, beginning on the Establishment Date for the relevant Incremental Facility:

(a)
in relation to a Lender, the amount set opposite its name under the heading "Incremental Facility Commitment" in the relevant Incremental Facility Notice and the amount of any other Incremental Facility Commitment transferred to it under this Agreement; and

(b)
in relation to any other Lender, the amount of any Incremental Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred pursuant to the term of this Agreement.

"Incremental Facility Conditions Precedent" means, in relation to an Incremental Facility, all such documents and other evidence referred to in Clause 4.1 (Initial conditions precedent) paragraph (d) and Clause 4.2 (Further conditions precedent).

"Incremental Facility Lender" means, as of the Establishment Date for the relevant Incremental Facility, any entity which is listed as such in the relevant Incremental Facility Notice.

"Incremental Facility Loan" means, in relation to an Incremental Facility, a loan made or to be made under that Incremental Facility or the principal amount outstanding for the time being of that loan.

"Incremental Facility Majority Lenders" means, in relation to an Incremental Facility:

(a)
if there are no amounts then outstanding, a Lender or Lenders whose Incremental Facility Commitments relating to that Incremental Facility aggregate more than sixty-six and two-thirds per cent (66 ⅔%) of the Total Incremental Facility Commitments; or

(b)
at any other time, a Lender or Lenders whose aggregate participations in the Incremental Facility Loans and any Available Incremental Facility Commitment relating to that Incremental Facility aggregate more than  sixty-six  and  two-thirds  per  cent (66 ⅔%) of the Incremental Facility Loans and the Available Incremental Facility Commitments relating to that Incremental Facility.

"Incremental Facility Notice" means a notice substantially in the form set out in Schedule 8 (Form of Incremental Facility Notice).

"Incremental Facility Supplemental Security" means, (in addition to any new Security relating to an Additional Borrower and/or an Additional Vessel being established as Incremental Facility Conditions Precedent in connection with the establishment or Utilisation of a new Incremental Facility) in relation to an Incremental Facility, such documents (if any) as are reasonably necessary to provide the Incremental Facility Lenders under that Incremental Facility with the benefit of Security, guarantees, indemnities and other assurance against loss equivalent to the Security, guarantees, indemnities and other assurance against loss provided to the Lenders under each other Facility pursuant to the Finance Documents (other than any lack of equivalence directly consequent to being provided later in time).

"Incremental Facility Terms" means, in relation to an Incremental Facility:

(a)	the Total Incremental Facility Commitments;

(b)	the Margin;

(c)	the Additional Borrower to which that Incremental Facility is to be made available;

(d)	the Additional Vessel being financed by that Incremental Facility; and

(e)	such other terms approved by the Agent,

each as specified in the Incremental Facility Notice relating to that Incremental Facility.

"Incremental Facility Tranche" means, in relation to an Incremental Facility, the one (1) tranche made available under that Facility.

"Insurances" means, in relation to the Vessels, all policies and contracts of insurance and all entries in clubs and associations (which expression includes all entries of the Vessels in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrowers (whether in the sole name of such Borrower or in the joint names of the Borrowers and any other person) in respect of a Vessel or otherwise in connection with the Vessel and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

"Interpolated Term SOFR" means, in relation to a Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Loan.

"Intra Group Loans" means any loans granted by (i) a Borrower to any of its Affiliates or (ii) the Guarantor or any other Affiliate to a Borrower.

"Intra Group Loans Assignment Agreement" means one or more general assignment agreements on first priority of any claims any Obligor may have in respect of any Intra Group Loans, to be executed by any Obligor in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors' obligations under the Finance Documents in form and substance acceptable to all Lenders.

"Inventory of Hazardous Materials" being a document an equivalent document acceptable to the Agent describing the materials present in each Vessel's structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.

"ISSC" means an International Ship Security Certificate issued by the Classification Society confirming that a Vessel is in compliance with the ISPS Code.

"Lender" means:

(a)	any Original Lender being a Lender at the date of this Agreement;

(b)	any New Lender which has become a Party in accordance with Clause 27 (Changes to the Lenders); and

(c)
any Incremental Facility Lender which has become a Party in accordance with Clause 6 (Establishment of Incremental Facilities), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Letter of Undertaking" means, in relation to each Bareboat Charter, an irrevocable and unconditional written undertaking from the Bareboat Charterer to the Security Agent (on behalf of the Finance Parties) containing inter alia (i) a right for the Security Agent (on behalf of the Finance Parties) upon an Event of Default which is continuing to terminate the relevant Bareboat Charters, deregister the relevant Vessel from the Bareboat Registry and enforce their rights under the Mortgages and (ii) a confirmation that any claims the Bareboat Charterer may have against a Borrower shall rank after and be fully subordinated to the rights and claims of the Security Agent (on behalf of the Finance Parties), including an irrevocable and unconditional power of attorney in respect of the deregistration of the relevant Vessel from the Bareboat Registry in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties).

"Loan" means a loan made or to be made pursuant to this Agreement or any of the principal amount outstanding from time to time of that loan, or, if the context otherwise requires, the total principal amount outstanding for the time being under the Facilities.

"Majority Lenders" means:

(a)	if there are no amounts then outstanding, a Lender or Lenders whose Commitments in aggregate is equal to or in excess of sixty-six and two-thirds per cent (66 ⅔%) of the Total Commitments; or

(b)
at any other time, a Lender or Lenders whose participations in the Loans and any Available Vessel Commitments in aggregate is equal to or in excess of sixty-six and two- thirds per cent (66 ⅔%) of the Loans and Available Vessel Commitments.

"Manager's Undertaking" means undertakings signed by each Technical Manager and the Commercial Manager in favour of the Security Agent in such form as the Agent (on behalf of the Finance Parties) reasonably may require.

"Margin" means:

(a)	in relation to the Term Loan Facility, one point ninety per cent (1.90%) per annum;

(b)	in relation to the Revolving Credit Facility, one point ninety per cent (1.90%) per annum;

and

(c)	in relation to any Incremental Facility, the percentage rate per annum specified as such in the Facility's Incremental Facility Notice.

"Market Disruption Rate" means the applicable Reference Rate (except any Lender's Funding Rate).

"Market Value" means the fair market value of a Vessel as determined by, and in each case at the expense of the Borrowers, (i) one (1) independent Approved Broker appointed by the Borrowers or (ii) at the request of the Agent (on behalf of any Lender), calculated as the average of valuations of a Vessel obtained from two (2) Approved Brokers (of which one is appointed by the Borrowers and one is appointed by the Agent), in each case, with or without physical inspection of the relevant Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement and in each case addressed to the Agent and sets out the approach, methodology, key parameters and assumptions used, provided however that if the higher of the two valuations is more than one hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another Approved Broker on the same terms and the fair market value shall be the arithmetic average of the three (3) valuations.

"Material Adverse Effect" means a materially adversely effect on:

(a)	the business, condition (financial or otherwise), operations or prospects of the Guarantor since the date at which its latest audited financial statements were prepared; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or

(d)          the right or remedy of a Finance Party in respect of a Finance Document.

"Maturity Date" means 26 January 2029.

"MOA" means a memorandum of agreement in respect of a Vessel for the relevant Borrower's purchase of that Vessel.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

"Mortgages" means the first priority or first preferred, as applicable, mortgages (and deeds of covenants collateral thereto (if applicable)), to be executed and recorded by the Borrowers against the Vessels in favour of the Security Agent (on behalf of the Finance Parties) in (i) the relevant Approved Ship Registry and (ii) entered in the Bareboat Registry by a notation (applicable while a Vessel is registered in the Bareboat Registry), in form and substance satisfactory to all Lenders.

"Obligor" means any of the Borrowers or the Guarantor and "Obligors" means all of them.

"Optional Rate Switch" has the meaning given to that term in Clause 9.1 (Optional Rate Switch) paragraph (a).

"Optional Rate Switch Date" has the meaning given to that term in Clause 9.1 (Optional Rate Switch) paragraph (b).

"Optional Rate Switch Notice" means a notice in substantially the form set out in Schedule 3 III (Form of Optional Rate Switch Notice). "Original Facilities" means the Term Loan Facility and the Revolving Credit Facility.

"Original Financial Statements" means the audited financial statements of the Guarantor for the financial year ended 31 December 2021.

"Original Vessels" means the Vessels listed in Schedule 1B (Original Borrowers, Original Vessels, Tranches and instalments) hereto and "Original Vessel" means any of them.

"Outstanding Indebtedness" means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.

"Party" means a party to this Agreement.

"Pledge of Shares" means a pledge or charge of all the Shares in a Borrower to be executed by the Guarantor in favour of the Security Agent (on behalf of the Finance Parties) in form and substance satisfactory to all Lenders.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on https://www.poseidonprinciples.org/ (or any replacement page which published the framework) as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Recognized Organization" means, in respect of a Vessel an organization representing that Vessel's flag state and, for the purposes of Clause 25.11 (Poseidon Principles), duly authorized to determine whether a Borrower has complied with Regulation 22A of Annex Vl.

"Reference Rate" means, in relation to a Loan:

(a)	before any Optional Rate Switch has occurred, the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of a Loan;

(b)	after any Optional Rate Switch has occurred, SOFR in relation to any day during the Interest Period of a Loan; or

(c)	as otherwise determined pursuant to Clause 12 (Changes to the calculation of interest),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Repayment Date" means a date on which a repayment instalment is required to be made pursuant to Clause 7 (Repayment).

"Repeating Representations" means each of the representations set out in Clause 21 (Representations), to the extent they are repeating pursuant to Clause 21.29 (Repetition).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Party" means a person:

(a)	that is the target of any Sanctions Laws or is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	that is domiciled, organized, registered as located or having its place of business in, or is incorporated under the laws of, a territory or country which is the subject of Sanctions Laws;

(c)	that is directly or indirectly owned (by fifty per cent (50%) or more) or controlled by, or acting on behalf of, a person referred to in paragraphs (a) and/or (b) above; or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws.

"Revolving Credit Facility" means the secured revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities).

"Revolving Credit Facility Commitment" means

(a)
in relation to a Lender being a Lender at the date of this Agreement, the amount set opposite its name under the heading "Revolving Credit Facility Commitment" in Schedule 1A (The Original Lenders) and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement; and

(b)
in relation to any other Lender, the amount of any Revolving Credit Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Revolving Credit Facility Tranche" means one tranche per relevant Original Vessel pursuant to the Revolving Credit Facility as described in Clause 2 (The Facilities), and "Revolving Credit Facility Tranches" means some or all of them (as the context requires).

"Sanctioned Country" means any territory or country which is the subject of country-wide or territory-wide Sanctions Laws.

"Sanctions Authority" means any of the Norwegian State, the United Nations, the European Union, any member state of the European Economic Area, the United Kingdom and the United States of America, and any authority, governmental institution and agency acting on behalf of any of them in connection with Sanctions Laws including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, the United States Department of Commerce, the United Nations Security Council and His Majesty's Treasury.

"Sanctions Event" means:

(a)
a breach by an Obligor of any obligations under Clauses 22.4 (Information: miscellaneous) paragraph (d) or (f), 24.2 (Compliance with laws and Sanctions Laws) (as relates to Sanctions Laws only), 24.17 (Use of proceeds and repayments), 25.7 (Notification of certain events) paragraph (e), or 25.8 (Operation of the Vessels) paragraph (d) (as relates to Sanctions Laws only);

(b)	any mis-representations under Clause 21.25 (Sanctions); or

(c)	an Obligor is or becomes a Restricted Party.

"Sanctions Laws" means any economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority (whether or not any Obligor or any Affiliate of any Obligor is legally bound to comply with such laws, regulations, embargoes or measures).

"Sanctions List" means any list of persons, entities or vessels published in connection with Sanctions Laws by or on behalf of any Sanctions Authority including but not limited to the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the "Consolidated List of Financial Sanctions Targets", maintained by HMT and the Consolidated List of persons, groups and entities subject to the European Union financial sanctions.

"Scheduled Repayment Dates" means consecutive quarterly repayment dates commencing first time on the date falling three (3) Months after the first Utilisation Date for the Term Loan Facility.

"Secured Assets" means:

(a)	the Vessels;

(b)	the Earnings;

(c)	the Shares;

(d)	any Secured Hedging Agreement;

(e)	any Intra Group Loans;

(f)	the Insurances;

(g)	the Earnings Accounts; and

(h)	any Charterparty.

"Secured Hedging Agreement" means, each as amended from time to time master agreement on the form of ISDA 2002 entered or to be into between any Borrower or the Guarantor and a Hedging Bank for the purpose of hedging the interest rate risk in relation to any Facility, and any transactions, confirmations, schedules or other hedging arrangements pursuant to any such hedging agreements.

"Security" means a mortgage, charge, pledge, lien, assignment, subordination or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each document listed in Clause 19 (Security) and any other document agreement agreed between the Parties to be a Security Document and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Security Period" means the period commencing on the date of this Agreement and ending on the date which the Agent notifies the Borrowers and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Obligors under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	none of the Obligors have any future or contingent liability under any provision of this Agreement or the other Finance Documents; and

(d)
the Agent and the other Finance Parties do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate) and for the purpose of calculating the Reference Rate under this Agreement, SOFR shall in relation to any day during the Interest Period of a Loan be the percentage rate per annum which is compounded SOFR with 5 days lookback period without observation shift for that day and otherwise in all respects calculated by the Agent according to its from time to time customary practice and in a manner substantially consistent with the prevailing market practice.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods).

"Shares" means all current and future shares in each Borrower.

"Shipbuilding Contract" means a shipbuilding contract in respect of a Vessel for its construction and the relevant Borrower's (or any intermediate buyer's) purchase of that Vessel.

"SMC" means a valid safety management certificate issued for a Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Statement of Compliance" means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

"Subsidiary" means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than fifty per cent (50%) of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any technical management agreement made between the Technical Manager and a Borrower for the technical management of a Vessel.

"Technical Manager" means Goodwood Ship Management Pte Ltd., DHT Ship Management Pte Ltd., V.Ships France SAS and/or any other technical manager acceptable to the Agent.

"Term Loan Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

"Term Loan Facility Commitment" means

(a)
in relation to a Lender being a Lender at the date of this Agreement, the amount set opposite its name under the heading "Term Loan Facility Commitment" in Schedule 1A (The Original Lenders) and the amount of any other Term Loan Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Loan Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Term Loan Tranche" means one tranche per Original Vessel pursuant to the Term Loan Facility as described in Clause 2 (The Facilities), and "Term Loan Tranches" means all of them.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Total Commitments" means, at any time, the aggregate of the Total Term Loan Facility Commitments, the Total Revolving Facility Commitments and, if and when relevant, the Aggregate Total Incremental Facility Commitments.

"Total Incremental Facility Commitments" means, in relation to an Incremental Facility, the aggregate of the Incremental Facility Commitments relating to that Incremental Facility.

"Total Interest Bearing Debt" means all debt and financial instruments (including financial leases) which bear interests.

"Total Loss" means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Vessel; and

(b)
any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower.

"Total Loss Date" means:

(a)	in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when such Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of such Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with such Vessel's insurers in which the insurers agree to treat such Vessel as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Total Revolving Facility Commitments" means the aggregate of the Revolving Credit Facility Commitments, being USD 157,500,000 at the date of this Agreement.

"Total Term Loan Facility Commitments" means the aggregate of the Term Loan Facility Commitment, being USD 147,500,000 at the date of this Agreement.

"Tranche" means any Term Loan Tranche, Revolving Credit Facility Tranche or Incremental Facility Tranche, and "Tranches" means all of them.

"Transaction Documents" means the Finance Documents, any Technical Management Agreement, any Commercial Management Agreement and any Charterparty, together with the other documents contemplated herein or therein and any other document designated as such by the Agent and the Borrowers.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Unpaid Sum" means any sum due and payable but unpaid by the Borrowers and/or the Guarantor under the Finance Documents.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"USD" means the lawful currency of the United States of America.

"Utilisation" means the utilisation of a Loan.

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

"Valuation Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Valuation Certificate).

"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.

"Value Adjusted Total Assets" means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted for Excess Values.

"VAT" means value added tax and any other tax of a similar nature in the relevant jurisdiction.

"Vessel Loans" means, at any time:

(a)	relating to any Original Vessel, the aggregate of the Loans outstanding under the Term Loan Facility and/or the Revolving Credit Facility pertaining to that Vessel; and

(b)	relating to any Additional Vessel, the aggregate of the Incremental Facility Loans pertaining to that Vessel, and "Vessel Loan" means any of them.

"Vessels" means the Original Vessels and the Additional Vessels and "Vessel" means any of them until or unless such vessel is sold or suffers a Total Loss in accordance with this Agreement.

"VLCC" means Very Large Crude Carrier.

"Working Capital" means Current Assets less Current Liabilities.

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", the "Security Agent", the "Coordinator", any "Mandated Lead Arranger", any "Bookrunner", any "Finance Party", any "Lender", any "Incremental Facility Lender". the "Hedging Banks", or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)
a Lender's "cost of funds" in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	words importing the singular shall include the plural and vice versa; and

(x)	a time of day is a reference to Oslo time unless specified otherwise.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)	In case of conflict between this Agreement and any of the Security Documents, the provisions of this Agreement shall prevail.

1.3	Blocking law

(a)
Any provision of this Agreement or any other Finance Document relating to compliance with Sanctions Laws shall not apply to or in favour of any Finance Party if and to the extent that it would, in the reasonable opinion of that Finance Party, result in a breach, by or in respect of that Finance Party, of any applicable Blocking Law.

(b)	For the purpose of paragraph (a) above "Blocking Law" means:

(i)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such regulation in any member state of the European Union or the United Kingdom);

(ii)	section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung); or

(iii)	any other blocking or anti-boycott law of Germany, the European Union, the United Kingdom or in any other jurisdiction applicable to the relevant Finance Party.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Term Loan Facility and the Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders shall make available to the Original Borrowers the following facilities:

(a)
the Term Loan Facility consisting of up to ten (10) cross-collateralised Term Loan Tranches (one per Original Vessel) each in the maximum amount set out opposite each Original Vessel under the heading "Term Loan Facility" in Schedule 1B (Original Borrowers, Original Vessels, Tranches and instalments) hereto, in aggregate being USD 147,500,000; and

(b)
the Revolving Credit Facility consisting of up to nine (9) cross-collateralised Revolving Credit Facility Tranches (one per relevant Original Vessel) each in the maximum amount set out opposite each relevant Original Vessel under the heading "Revolving Credit Facility" in Schedule 1B (Original Borrowers, Original Vessels, Tranches and instalments) hereto, in aggregate being USD 157,500,000, which may be incurred on a revolving basis at any time within the applicable Availability Period provided that the amount drawn shall never exceed the Available Revolving Credit Facility Commitment.

2.2	The Incremental Facilities

(a)
Subject to Clause 6 (Establishment of Incremental Facilities) and other terms of this Agreement, the Incremental Facility Lenders may make available to the Additional Borrowers up to three (3) cross-collateralised Incremental Facilities (one per Additional Vessel) each in the maximum amount set out in the Incremental Facility Notice relating to that Incremental Facility and in aggregate for all Incremental Facilities not exceeding USD 100,000,000, which may be incurred on a revolving basis at any time within the applicable Availability Period provided that the amount drawn shall never exceed the (subsequently reducing) Available Incremental Facility Commitment.

(b)
The Parties acknowledge and agree that the Incremental Facilities are uncommitted in all respects until such time the respective Incremental Facility is established according to the terms of this Agreement, and in any case the establishment and participation in an Incremental Facility by an Incremental Facility Lender is fully subject to each such Lender's credit approval and other applicable internal approvals.

2.3	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrowers and/or the Guarantor shall be a separate and independent debt.

(c)
A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents. The rights of the Hedging Banks under any Secured Hedging Agreement shall be subordinated to the rights of the other Finance Parties under the other Finance Documents.

2.4	Borrowers' liabilities and obligations

(a)	The liabilities and obligations of the Borrowers under this Agreement shall be joint and several and shall not be affected by:

(i)	any Finance Document being or later becoming void, unenforceable or illegal as regards any other Borrower; or

(ii)	any Finance Party entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower; or

(iii)	any Finance Party releasing any other Borrower.

(b)
For so long as any Commitment is in force or any amount is outstanding under the Finance Documents (including for the avoidance of doubt due to both the Original Facilities and any Incremental Facility established under this Agreement), each Borrower shall remain a principal debtor for all amounts owing under any Finance Document (whether or not it is a party to that document) and no Borrower shall be construed to be a surety for the obligations of any other Borrower under this Agreement.

(c)	For so long as any Commitment is in force or any amount is outstanding under the Finance Documents, no Borrower shall:

(i)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, any Finance Document; or

(ii)	take or enforce any form of security from any other Borrower for such an amount; or

(iii)
set off such an amount against any sum due from it to any other Borrower; or prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower.

(d)
To the extent the joint and several liabilities and obligations of the Borrowers are considered as guarantees, each Borrower, in its capacity as guarantor only, specifically waives all rights under the provisions of the FA Act not being mandatory provisions and each Borrower's maximum liability hereunder, in its capacity as guarantor only, is limited to USD 490,000,000.

3.	PURPOSE

3.1	Purpose

(a)	The Borrowers shall apply all amounts borrowed by them under the Term Loan Facility and the Revolving Credit Facility towards:

(i)	refinancing of the Existing Facility; and

(ii)	the general corporate and working capital purpose of the Original Borrowers.

(b)	The Borrowers shall apply all amounts borrowed by them under an Incremental Facility for the purpose of:

(i)	part-financing (or refinancing as the case might be) the purchase price of the Additional Vessel being financed by that Incremental Facility; and

(ii)	the general corporate and working capital purpose of the Additional Borrower owning the Additional Vessel being financed by that Incremental Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)
The Finance Parties' obligations hereunder are subject to the Agent's receipt of all of the documents and other evidence listed in Schedule 2 Part I (Conditions precedent to delivery of the first Utilisation Request) and the Borrowers may not deliver a Utilisation Request for the initial Utilisation of the Original Facilities unless all such documents and other evidence are received by the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)
The Borrowers may not utilise any of the Original Facilities unless the Agent has received all of the documents and other evidence listed in Schedule 2 Part II (Conditions precedent to a Utilisation of the Original Facilities) at latest on the Utilisation Date, except those documents which specifically will only be available within another specified date, in a form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraphs (a) and (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)	The Incremental Facility Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any initial Utilisation of an Incremental Facility if:

(i)
on or before the Establishment Date, the Agent has received all of the documents and other evidence listed in Schedule 2 Part III (Conditions Precedent to accession of an Additional Borrower) relating to the Additional Borrower relevant for that Incremental Facility; and

(ii)
on or before the date for delivery of the Utilisation Request the Agent has received all of the documents and other evidence listed in Schedule 2 Part IV (Conditions precedent to a Utilisation of an Incremental Facility) relevant for that Incremental Facility, except those documents which specifically will only be available on the relevant Utilisation Date or within another specified date, in a form and substance satisfactory to the Agent, all in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(e)
Other than to the extent that the Incremental Facility Majority Lenders under the relevant Incremental Facility notify the Agent in writing to the contrary before the Agent gives a notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)
all fees, costs and expenses then due from the Borrowers pursuant to Clause 13 (Fees), Clause 18 (Costs and expenses) and any Fee Letters and otherwise pursuant to this Agreement have been paid or will be paid by the Utilisation Date; and

(c)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	The Term Loan Facility may be drawn in ten (10) Loans, one (1) per Term Loan Tranche.

(b)	No more than three (3) Loans may at any time be outstanding under any Tranche of the Revolving Credit Facility and the Incremental Facilities.

4.4	Form and content

All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Majority Lenders or Incremental Facility Majority Lenders (as relevant)), save for conditions which are comprised by Clause 38.2 (Exceptions), which will be subject to consent from all the Lenders.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon Oslo time on the date falling three (3) Business Days prior to any Utilisation Date.

5.2	Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 11 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)
The aggregate amount of the Loans requested for the initial Utilisation of the Term Loan Facility and the Revolving Credit Facility may not exceed the lesser of (i) the amount of each relevant Tranche and (ii) sixty per cent (60%) of the Market Value of the Original Vessels relating to such Tranches as determined by valuations not being older than thirty (30) calendar days calculated from the proposed Utilisation Date.

(c)
The amount of each initial proposed Loan under an Incremental Facility must be in an amount which does not exceed the lower of (i) the Available Incremental Facility Commitment for that Incremental Facility (taking into account inter alia the restrictions of Clause 6.5 (Restrictions on Incremental Facility Terms) paragraph (a)) at the proposed Utilisation Date and (ii) sixty per cent (60%) of the Market Value of the Additional Vessel being financed by that Incremental Facility as determined by valuations not being older than thirty (30) calendar days calculated from the proposed Utilisation Date.

(d)
Any subsequent proposed Loans under any Revolving Credit Facility and any Incremental Facility must never exceed the Available Commitment for the relevant Tranche prior to the delivery of a Utilisation Request in respect of such Loan.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each relevant Lender shall make its participation in a Loan available by the Utilisation Date through its Facility Office.

(b)
The amount of each relevant Lender's participation in such Loan will be equal to the proportion that its Commitment under the relevant Facility bears to the Total Commitments under that Facility immediately prior to making the Loan.

(c)	The Agent shall notify each relevant Lender of the amount of a Loan and the amount of its participation in such Loan upon receipt of the relevant Utilisation Notice from the Borrowers.

5.5	Limitations on Utilisations

(a)
The initial Utilisation under this Agreement must relate to a simultaneous drawdown of all Tranches under the Term Loan Facility and the Revolving Credit Facility to the extent necessary to settle all debt for the Existing Facility at latest on the initial Utilisation Date.

(b)	No Utilisation of an Incremental Facility may take place before the initial Utilisation referred to in paragraph (a) above has taken place.

5.6	Cancellation of Commitments

(a)	The Term Loan Facility Commitments shall be cancelled as follows:

(i)	any Term Loan Facility Commitments which are un-utilised at the end of the applicable Availability Period shall be immediately cancelled;

(ii)	any part of a Term Loan Tranche outstanding after the Utilisation of a Loan pursuant to such Tranche shall be immediately cancelled; and

(iii)	in accordance with Clause 8 (Prepayment and cancellation).

(b)	The Revolving Credit Facility Commitments and any Incremental Facility Commitment shall be cancelled as follows:

(i)	in accordance with Clause 7.2 (Reduction);

(ii)	any Commitment which respectively are un-utilised at the end of the applicable Availability Period shall be immediately cancelled; and

(iii)	in accordance with Clause 8 (Prepayment and cancellation).

6.	ESTABLISHMENT OF INCREMENTAL FACILITIES

6.1	Selection of Incremental Facility Lenders

(a)	Only an entity which is an Eligible Institution may be an Incremental Facility Lender.

(b)
The Lenders shall have the right of first refusal on whether to participate in any Incremental Facility on a pro rata basis and the Guarantor shall provide the Agent and each of the Lenders with a fifteen (15) Business Day prior written notice of its intention to establish an Incremental Facility before contacting other Eligible Institutions.

(c)
Lenders choosing to participate in the Incremental Facility shall provide the Agent and the Guarantor with a written notice of its decision (subject to credit approval and other applicable internal approvals) within the Guarantor's fifteen (15) Business Day notice period.

(d)
If Lenders choose to participate in an Incremental Facility, reasonable endeavours shall (taking into consideration the characteristics of the Additional Vessel proposed financed by the Incremental Facility, the market conditions and other relevant circumstances at the prevailing time) be used to provide such Incremental Facility on similar commercial terms as the existing Facilities.

6.2	Delivery of Incremental Facility Notice

The Guarantor, the Additional Borrower and each relevant Incremental Facility Lender may request the establishment of an Incremental Facility by delivering to the Agent a duly completed Incremental Facility Notice not later than fifteen (15) Business Days prior to the proposed Establishment Date specified in that Incremental Facility Notice.

6.3	Completion of an Incremental Facility Notice

(a)	Each Incremental Facility Notice is irrevocable and will not be regarded as having been duly completed unless:

(i)	it sets out the Incremental Facility Terms applicable to the Incremental Facility to which it relates;

(ii)
the Incremental Facility Lenders and the Incremental Facility Commitments set out in that Incremental Facility Notice have been selected and allocated in accordance with Clause 6.1 (Selection of Incremental Facility Lenders); and

(iii)	all terms of the Incremental Facility Notice comply with the applicable limits and terms of this Agreement and other Finance Documents.

(b)	Only one Incremental Facility may be requested in an Incremental Facility Notice.

6.4	Maximum number of Incremental Facilities

The Guarantor and the Additional Borrower may not deliver an Incremental Facility Notice if as a result of the establishment of the proposed Incremental Facility more than three (3) Incremental Facilities would have been established under this Agreement.

6.5	Restrictions on Incremental Facility Terms

(a)	Currency and Size:

(i)	Any Incremental Facility shall be denominated in USD.

(ii)	The Aggregate Total Incremental Facility Commitments shall not, at any time, exceed USD 100,000,000.

(iii)	The Total Incremental Facility Commitment for any Incremental Facility shall be in the minimum amount of USD 30,000.000.

(b)	Borrowers: Any Incremental Facility shall be available only to one (1) Additional Borrower.

(c)	Vessels: Any Incremental Facility may only finance one (1) Additional Vessel which meets the following requirements:

(i)	Type: VLCC;

(ii)	Size: between 275,000 and 325,000 dwt;

(iii)	Built: 2015 or younger;

(iv)	Yard: built at a reputable yard;

(v)	Owner: One hundred per cent (100%) owned by the Additional Borrower acting as Borrower under the relevant Incremental Facility; and

(vi)
Other: Vessel otherwise being compliant with all requirements, including but not limited to class, flag and management, applicable to Vessels under the terms of this Agreement and other Finance Documents.

(d)	No procurement of breach: Satisfaction of any Incremental Facility Conditions Precedent shall not breach any term of any Finance Document.

6.6	Conditions to establishment

(a)	The establishment of an Incremental Facility will only be effected in accordance with Clause 6.7 (Establishment of Incremental Facility) if:

(i)	the Establishment Date occurs on a date no later than 31 December 2027;

(ii)	on the date of the Incremental Facility Notice and on the Establishment Date:

(A)	no Default is continuing or would result from the establishment of the proposed Incremental Facility; and

(B)	the Repeating Representations to be made by each Obligor are true in all material respects;

(iii)	the Additional Borrower for the Incremental Facility has, at latest by the Establishment Date, acceded as Borrower in accordance with Clause 28.2 (Additional Borrowers);

(iv)	each Incremental Facility Lender fulfils the requirements of Clause 6.1 (Selection of Incremental Facility Lenders);

(v)	the Agent has received in form and substance satisfactory to it:

(A)	the Incremental Facility Conditions Precedent referred to in Clause 4.1 (Initial conditions precedent) sub-paragraph (d)(i);

(B)
such documents (if any) as are reasonably necessary as a result of the establishment of that Incremental Facility to maintain the effectiveness of the Security, guarantees, indemnities and other assurance against loss provided to the Finance Parties pursuant to the Finance Documents; and

(C)	any applicable Incremental Facility Supplemental Security; and

(b)	The Agent shall notify the Obligors and the Lenders promptly upon being satisfied under sub-paragraph (a)(v) above.

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

6.7	Establishment of Incremental Facility

(a)
If the conditions set out in this Agreement have been met the establishment of an Incremental Facility is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Incremental Facility Notice. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Incremental Facility Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Incremental Facility Notice.

(b)
The Agent shall only be obliged to execute an Incremental Facility Notice delivered to it once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the establishment of the relevant Incremental Facility.

(c)	On the Establishment Date for any Incremental Facility:

(i)
subject to the terms of this Agreement the Incremental Facility Lenders make available a loan facility in an aggregate amount equal to the Total Incremental Facility Commitments specified in the Incremental Facility Notice which will be available to the Additional Borrower specified in the Incremental Facility Notice;

(ii)
each Incremental Facility Lender shall assume all the obligations of a Lender corresponding to the Incremental Facility Commitment (the "Assumed Incremental Facility Commitment") specified opposite its name in the Incremental Facility Notice as if it had been an Original Lender in respect of that Incremental Facility Commitment;

(iii)
each of the Obligors and each Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Incremental Facility Lender would have assumed and/or acquired had that Incremental Facility Lender been an Original Lender in respect of the Assumed Incremental Facility Commitment;

(iv)
each Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender in respect of the Assumed Incremental Facility Commitment;

(v)
all Incremental Facilities and all Incremental Facility Lenders' rights shall rank pari passu with respectively all other Facilities and the other Lenders and benefit with the same priority for all Security; and

(vi)
all terms of this Agreement and other Finance Documents, whether specifically relating to Incremental Facilities or with general relevance shall apply to any Incremental Facility, unless specified to the contrary in this Agreement; and

(vii)	each Incremental Facility Lender shall become a Party as a "Lender".

6.8	Notification of establishment

The Agent shall, as soon as reasonably practicable after the establishment of an Incremental Facility notify the Obligors and the Lenders of that establishment and the Establishment Date of that Incremental Facility.

6.9	Incremental Facility fees

The Borrowers shall in connection with any Incremental Facility pay:

(a)	commitment fee in accordance with Clause 13.1 (Commitment fee); and

(b)	any other fees in amounts and at such times agreed in separate Fee Letters.

6.10	Incremental Facility costs and expenses

The Borrowers shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any Finance Party in connection with the establishment of an Incremental Facility under this Clause 6 (Establishment of Incremental Facilities).

6.11	Prior amendments binding

Each Incremental Facility Lender, by executing an Incremental Facility Notice, confirms for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the establishment of the Incremental Facility requested in that Incremental Facility Notice became effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

6.12	Limitation of responsibility

Clause 27.3 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 6 in relation to any Incremental Facility Lender as if references in that clause to:

(a)	an "Existing Lender" were references to all the Lenders immediately prior to the Establishment Date;

(b)	the "New Lender" were references to an "Incremental Facility Lender"; and

(c)	a "re-transfer" and "re-assignment" were references respectively to a "transfer" and "assignment".

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

(a)
The Borrowers shall repay each Loan outstanding under the Term Loan Facility by consecutive quarterly repayment instalments on each Scheduled Repayment Date, each in an amount as set out in Schedule 1B (Original Borrowers, Original Vessels, Tranches and instalments).

(b)
Each Loan under the Revolving Credit Facility and any Incremental Facility shall (i) be repaid, reduced and cancelled (as relevant) according to Clause 7.2 (Reduction) and (ii) otherwise will on the last day of its Interest Period (which date is to align with the Scheduled Repayment Dates, meaning that all Loans have coinciding Repayment Dates and dates for interest payment (unless otherwise agreed for the Interest Periods according to the terms of this Agreement)), shall automatically be renewed with a new Interest Period of three (3) Months without the need for any Utilisation Request, unless the Borrowers instruct otherwise in writing to the Agent. Any such renewed Loan will only be made available as long as all other requirements under this Agreement for the availability of that Loan (as relevant) in the same amount as the renewed Loan are fulfilled on the Utilisation Date, including but not limited to the terms of Clause 4 (Conditions of utilisation) and this Clause 7 (Repayment).

(c)
If the Borrowers in accordance with paragraph (b) above give instructions that any such Loan shall not automatically be renewed, and the date for payment of such existing Loan falls on the same date as the Utilisation Date of a new Loan, the Agent shall set off the amounts against each other, and only the net amount (if any) shall be payable by the Borrowers.

(d)	Each Loan relating to a Vessel shall be settled in full at latest on the date that Vessel reaches twenty (20) years of age.

(e)	Any Outstanding Indebtedness is due and payable to the Agent for the account of the Finance Parties on the Maturity Date.

7.2	Reduction

(a)
The Available Commitment for each Incremental Facility shall be repaid, reduced and cancelled in consecutive and equal quarterly instalments on each Scheduled Repayment Date starting three (3) months following the respective Drawdown Date, following a twenty (20) year age adjusted profile (counted as from the original delivery date of respective Additional Vessel).

(b)
Any Available Commitment for any Tranche under the Revolving Credit Facility or Incremental Facility relating to a Vessel shall automatically be cancelled in its entirety on the date that Vessel reaches twenty (20) years of age.

(c)	The reductions described in this Clause 7.2 shall be effective regardless of any Loan having been made or not.

(d)
(i) If, as a result of a scheduled reduction under paragraph (a) above becoming effective, the outstanding Loans under a Tranche exceeds the Available Commitment for that Tranche, any such excess amount shall be repaid by the Borrowers on the Scheduled Repayment Date coinciding with the date of the relevant scheduled reduction and (ii) if, as a result of a total cancellation and reduction under paragraph (b) above becoming effective, all Loans relating to such Vessel shall be repaid in its entirety on the next Scheduled Repayment Date.

7.3	Re-borrowing

(a)	The Borrowers may not re-borrow any part of the Term Loan Facility which is repaid or prepaid.

(b)
The Borrowers may re-borrow any part of the Revolving Credit Facility and Incremental Facilities in accordance with the terms of this Agreement as long as the outstanding Loans under the relevant Tranche do not exceed the respective Available Commitment at that time.

8.	PREPAYMENT AND CANCELLATION

8.1	Voluntary cancellation

(a)
The Borrowers may, if they give the Agent not less than five (5) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of any Facility or Tranche. Any cancellation under this Clause 8.1 (Voluntary cancellation) shall be in the minimum amount of USD 1,000,000 and reduce the relevant Commitments of the Lenders proportionately and may not be reinstated.

(b)
Any amount outstanding after a cancellation under the Revolving Credit Facility and/or an Incremental Facility that exceeds the respective relevant Available Revolving Credit Facility Commitment (as reduced) and/or the Available Incremental Facility Commitment (as reduced), as the case may be, must immediately be repaid in connection with the cancellation.

8.2	Voluntary prepayment of Loans

(a)
The Borrowers may, if they give the Agent not less than five (5) Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of USD 1,000,000 or multiples thereof). The Borrowers shall in its notice of the prepayment designate which Loan or Facility which the prepayment relates to.

(b)
Subject to paragraph (c) below, any prepayment under this Clause 8.2 (Voluntary prepayment of Loans) shall be applied against the Loan or Facility as determined by the Borrowers and described in the relevant prepayment notice.

(c)
The Borrowers shall have the option to apply the voluntary prepayment against any scheduled instalments of any Term Loan Tranche, provided that the Borrowers have given five (5) Business Days' prior notice to the Agent.

8.3	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan or a Sanctions Event occurs:

(a)	that Lender may, at its discretion, at any time notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Borrowers and the other Finance Parties of the same;

(b)	upon the Agent notifying the Borrowers, the Commitment, or the relevant part of the Commitment, of that Lender will be immediately cancelled; and

(c)
the Borrowers shall repay that Lender's participation in the relevant Loan on the last day of the Interest Period for that Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the relevant Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law (including any general license or other exception pursuant to Sanctions Laws)).

8.4	Total Loss or sale of a Vessel

(a)
If a Vessel is sold or suffers a Total Loss the then outstanding Vessel Loans and any Available Vessel Commitments pertaining to that Vessel shall be respectively prepaid and cancelled in its entirety.

(b)	Any prepayment and cancellation under this Clause 8.4 (Total Loss or sale of a Vessel) shall:

(i)	in case of a sale, be made on or before the date on which the sale is completed by transfer of title of that Vessel to the buyer; or

(ii)
in the case of a Total Loss, on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of a Vessel, immediately after the occurrence of such requisition of title), and be applied in accordance with paragraph (a) above (as applicable).

8.5	Market Value

(a)
If the aggregate Market Value of the Vessels (then serving as collateral hereunder) is less than one hundred and thirty-five per cent (135%) of the Loans the Borrowers shall, unless otherwise agreed with the Agent (on behalf of the Lenders) within fifteen (15) Business Days calculated from the occurrence of such non-compliance, either:

(i)	prepay the Loans or a part of the Loans (as the case may be) required to restore the aforesaid ratio; or

(ii)
provide the Lenders with such additional security, in form and substance satisfactory to all Lenders (it being understood that cash collateral in USD in an aggregate amount sufficient to restore the aforesaid ratio shall be deemed acceptable and be valued at par).

(b)
Unless otherwise requested by the Borrowers and agreed in writing by all Lenders any prepayment (or cancellation as relevant) under this Clause 8.5 (Market Value) shall be applied on a pro rata basis between the Vessels and further distributed in the following internal order between each Vessel's Vessel Loans:

(i)
for the Vessel Loans of any Original Vessel with outstanding Loans under both the Term Loan Facility and the Revolving Credit Facility, (A) firstly, towards any outstanding Loans under the Revolving Credit Facility on a pro rata, and thereafter (B) secondly, against the remaining instalments and balloon of the Loan relating to such Vessel under the Term Loan Facility in inverse order of maturity, and thereafter, (C) thirdly, towards cancellation of any Available Vessel Commitments pertaining to such Vessel; and

(ii)
for the Vessel Loans of any Additional Vessel, (A) firstly, towards any outstanding Loans under the Incremental Facility on a pro rata basis against the remaining instalments and balloon in inverse order of maturity, and thereafter, (B) secondly, towards cancellation of any Available Vessel Commitments pertaining to such Vessel.

8.6	Change of Control

If a Change of Control occurs,

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event whereupon the Agent shall notify the Lenders;

(b)	a Lender shall not be obliged to fund any Utilisation; and

(c)	the Agent shall, with thirty (30) Business Days prior written notice to the Borrowers cancel the Total Commitments and require the Borrowers to prepay all of the Outstanding Indebtedness in full.

8.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrowers and/or the Guarantor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loans.

(d)	The replacement of a Lender pursuant to paragraph (a) above shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

8.8	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers may not re-borrow any part of any Loan which is prepaid according to this Clause 8 (Prepayment and cancellation).

(d)	The Borrowers shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

(g)
Unless otherwise specified herein, mandatory prepayments or cancellations of the Facilities shall be applied firstly on a pro rata basis between the respective Facilities and then, secondly, in an inverse order against the remaining instalments including the balloon.

SECTION 5
COSTS OF UTILISATION

9.	OPTIONAL RATE SWITCH

9.1	Optional Rate Switch

(a)
The Borrowers may in their sole discretion one (1) time during the lifetime of the Facilities freely chose to switch the Reference Rate from Term SOFR to SOFR by delivering a duly executed Optional Rate Switch Notice at latest five (5) Business Days before the end of the nearest ending current Interest Period for any of the Loans (an "Optional Rate Switch").

(b)
Provided that the Optional Rate Switch Notice complies with the requirements of this Agreement and accrued interest is paid according to Clause 10.2 (payment of interest), the Optional Rate Switch shall take effect from the first day in the next Interest Period for the Loans meaning that the use of Term SOFR will be replaced by SOFR as Reference Rate from that date (the "Optional Rate Switch Date").

(c)	Any Optional Rate Switch shall be binding and applicable for all existing Loans, all undrawn Commitments and any Incremental Facilities established after the Optional Rate Switch.

9.2	Notification by Agent

Following the occurrence of an Optional Rate Switch, the Agent shall promptly notify the Lenders.

10.	INTEREST

10.1	Calculation of interest

The rate of interest on any Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	applicable Reference Rate.

10.2	Payment of interest

The Borrowers shall pay accrued interest on each Loan on the last day of its Interest Period or, in case of Loans with Term SOFR as applicable Reference Rate only, if the Interest Period is longer than three (3) Months, on the dates falling at three-monthly intervals after the first day of the Interest Period. Any outstanding interest accrued before an Optional Rate Switch shall in any event be paid by the Borrowers at latest on the Business Day before the Optional Rate Switch Date.

10.3	Default interest

(a)
If a Borrower or the Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of the actual payment (both before and after judgment), at a rate which, subject to paragraph (b) below, is two hundred basis points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a part of the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably) above the Margin. Any interest accruing under this Clause 10.3 (Default interest) shall be immediately payable by the Borrowers and/or the Guarantor on demand by the Agent.

(b)
If any overdue amount consists of all or part of a Loan for which Term SOFR is the applicable Reference Rate which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)	This Clause 10.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods

(a)	The Borrowers may select an Interest Period for a Loan under the Term Loan Facility of three (3) Months or any such other periods as all Lenders may agree in the relevant Utilisation Request.

(b)
The Interest Period for any Loans under the Revolving Credit Facility and any Incremental Facility shall be three (3) Months, however so that the first Interest Period for any such Loan shall be shortened to the extent necessary so that it ends on the next Scheduled Repayment Date.

(c)	In respect of any Loan already utilised under the Term Loan Facility, the Borrowers may select an Interest Period for such Loan in a Selection Notice on the following terms:

(i)
each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrowers not later than 12:00 noon Oslo time on the date falling three (3) Business Days prior to the last day of the current Interest Period; and

(ii)	the Borrowers may select an Interest Period for a Loan under the Term Loan Facility of a period three (3) Months or any other periods as all Lenders may agree.

(d)	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (c) above, the relevant Interest Period will be three (3) Months.

(e)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(f)	The first Interest Period for a Loan shall start on the relevant Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

(a)
Interpolated Term SOFR: If Term SOFR is the applicable Reference Rate and no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)
Central Bank Rate: If the applicable Reference Rate (Term SOFR or SOFR) is not available, as relevant on any day during, the Interest Period of a Loan and in case of Term SOFR it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the percentage rate per annum which is the aggregate of (i) the arithmetic mean of the Central Bank Rate for the relevant days in the Interest Period of the Loan(s), provided that the Central Bank Rate applicable to the day falling five (5) days prior to the last day of the relevant Interest Period shall be deemed to be the Central Bank Rate for the final five (5) days of that Interest Period and (ii) the applicable Central Bank Rate Adjustment.

12.2	Interest calculation if no Term SOFR, SOFR or Central Bank Rate

If Clause 12.1 (Absence of quotations) paragraph (b) applies but no Central Bank Rate is available for the purpose of calculating the Reference Rate, Clause 12.4 (Cost of funds) shall apply to the Loan(s) for the relevant Interest Period.

12.3	Market disruption

If before close of business in Amsterdam on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty (50) per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate then Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.4	Cost of funds

(a)	If this Clause 12.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
in respect of each relevant Lender, the rate notified to the Agent by that Lender as soon as practicable and in any event within 2 Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)
If this Clause 12.4 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all Lenders and the Borrowers, be binding on all Parties.

(d)
If an alternative basis is not agreed pursuant to paragraph (b) above, the Borrowers shall have the option to (i) cancel and prepay the relevant Loan(s) according to Clause 8.1 (Voluntary cancellation) and 8.2 (Voluntary prepayment of Loans) or (ii) continue to pay interest calculated under Clause 12.4 (Cost of funds). For the avoidance of doubt, Clause 38.3 (Changes to Reference Rates) shall in any event apply if and when relevant according to its terms.

(e)	The Borrower shall continue to pay interest calculated under Clause 12.4 (Cost of funds) as long as no agreed substitute basis for determining the rate of interest has been implemented.

(f)	If this Clause 12.4 applies and:

(i)	a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)	a Lender does not supply a quotation by the time specified in sub-paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

12.5	Notification of market disruption

If Clause 12.4 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrowers and each of the relevant Lenders.

12.6	Break Costs

(a)
The Borrowers shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)
Each relevant Finance Party shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become, or may become, payable.

13.	FEES

13.1	Commitment fee

(a)
The Borrowers shall pay to the Agent (for the account of each relevant Lender) a fee in USD computed at the rate of forty per cent (40%) of the relevant Margin per annum and calculated on the undrawn portion of the Total Commitments during the relevant Availability Period.

(b)
The accrued commitment fee is payable (i) quarterly in arrears on the last day of each fiscal quarter, (ii) on the last day of the relevant Availability Period and (iii) if cancelled in full, on the cancelled amount at the time the cancellation is effective.

13.2	Other fees

To be paid as per any separate Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.2	Tax gross-up

(a)
All payments by the Obligors under the Finance Documents shall be made free and clear of any Tax Deduction or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.

(b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors.

(c)
If a Tax Deduction is required by law to be made by any Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)
The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross- up); or;

(B)	relates to a FATCA Deduction to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3 (Tax indemnity), notify the Agent.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

14.5	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments made under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent shall notify the other Finance Parties.

14.9	Secured Hedging Agreements

Clauses 14.1 (Definitions) through 14.8 (FATCA Deduction) above do not apply for sums due between an Obligor and a Hedging Bank under or in connection with a Secured Hedging Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the relevant ISDA master agreement shall apply.

15.	INCREASED COSTS

15.1	Increased costs

(a)
Subject to Clause 15.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated (together with (A) collectively referred to as "Basel III");

(C)
Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC ("CRD IV");

(D)	Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012 ("CRR");

(E)	any law or regulation that implements or applies to Basel III, CRD IV or CRR; and

(F)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III or "Basel IV".

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facilities or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3	Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrowers and/or the Guarantor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3 (Exceptions), a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)
If any sum due from the Obligors under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party in any jurisdiction (including but not limited to any cost, loss or liability incurred by any of the Finance Parties arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws) as a result of:

(a)	the occurrence of any Event of Default or Sanctions Event;

(b)
a failure by the Borrowers and/or the Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)
a third party claim related to the Finance Documents, the Obligors or the Vessels, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions Laws;

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, in relation to any Sanctions Laws; or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers,

in each case other than by reason of default or negligence by that Finance Party alone.

16.3	Indemnity to the Agent and the Security Agent

The Obligors shall promptly indemnify the Agent and/or the Security Agent (as the case might be) against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default or Sanctions Event; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.3 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Finance Parties the amount of all costs and third party expenses (including legal fees, travel expenses and out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment and enforcement costs

The Borrowers shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Agent and any such Finance Party in connection with:

(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;

(b)	the granting of any release, waiver or consent under the Finance Documents;

(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

For the avoidance of doubt, costs payable by the Borrowers under Clause 18.1 (Transaction expenses) and this Clause 18.2 (Amendment and enforcement costs) as relevant, (i) covers costs due to Clause 38.3 (Changes to reference rates) (regardless of which Party taking the initiative to the change) and (ii) remain payable whether or not any Utilisation is ever made.

18.3	Agent's and Security Agent's management time

Subject to there having occurred a Default or an Event of Default, any amount payable to the Agent or Security Agent (as the case may be) under Clause 16 (Other indemnities), this Clause 18 (Costs and expenses), Clause 29.11 (Lenders' indemnity to the Agent) and/or Clause 38.3 (Changes to reference rates) shall include the cost of utilising the Agent's and/or Security Agent's (as the case may be) management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent (as the case may be) may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent and/or Security Agent (as the case may be) under Clause 13 (Fees).

SECTION 7
SECURITY

19.	SECURITY

19.1	Security

(a)
The obligations and liabilities of the Borrowers and the Guarantor under the Finance Documents, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrowers' obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties in connection with this Agreement or any Secured Hedging Agreement, shall at any time until all amounts due to the Finance Parties under any Finance Document have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

(i)	the Mortgages;

(ii)	the Guarantee;

(iii)	the Assignment Agreements;

(iv)	any Intra Group Loans Assignment Agreements;

(v)	the Pledges of Shares, including but not limited to, any customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director;

(vi)	if relevant, any Charterparty Assignment; and

(vii)	any other document that may have been or shall from time to time hereafter be executed as Security for the Borrowers' obligations under or pursuant to the Finance Documents.

(b)	The Security Documents shall rank with first priority.

19.2	Perfection etc.

Each Borrower undertakes to ensure that the Security Documents are duly executed by the parties thereto in favour of the Security Agent (on behalf of the Finance Parties) and/or the Lenders (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties, to maintain the security position envisaged hereunder.

19.3	Further assignment of Earnings, Charterparty and Intra Group Loans

(a)
In the event that a Borrower enters into a Charterparty, the relevant Borrower shall prior to the relevant commencement date, or if not practical, promptly thereafter assign such Charterparty (if legally possible and required by any Lender) or (if not legally possible to assign such charter or contract) any Earnings accruing thereunder in favour of the Security Agent (on behalf of the Finance Parties).

(b)
In the event that any of the Obligors enter into any Intra Group Loans, the relevant Obligor shall prior to the relevant commencement date assign by way of an Intra Group Loans Assignment Agreement such claims the relevant Obligor may have thereunder in favour of the Security Agent (on behalf of the Finance Parties).

19.4	Security – Secured Hedging Agreement

(a)
The Borrowers' and/or the Guarantor's obligations and liabilities under any Secured Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers and/or the Guarantor towards a Hedging Bank in connection with any Secured Hedging Agreement, shall at any time until all amounts due to a Hedging Bank under any Secured Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantor pursuant to Clause 20 (Guarantee and indemnity), however on subordinated basis to the rights of the other Finance Parties as per Clause 32.5 (Partial Payments).

(b)
The relevant Hedging Bank shall immediately upon execution of a master agreement in respect of a Secured Hedging Agreement inform the Security Agent and provide a copy of the relevant master agreement to the Security Agent. The relevant Obligor shall also take such steps as the Security Agent may require to perfect the assignment over the Borrowers' and/or the Guarantor's rights under the relevant Secured Hedging Agreement as per the relevant Assignment Agreement or such other form approved by the Agent. Further, each Hedging Bank shall keep the Security Agent updated on any transactions made under a Secured Hedging Agreement.

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrowers of all the Borrowers' obligations under the Finance Documents.

(b)
undertakes with each Finance Party that whenever the Borrowers do not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the relevant Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee;

provided, however, that the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 490,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers' obligations under the Finance Documents and (ii) any default interest or other costs, fees and expenses related to the liability of the Guarantor hereunder.

20.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 20 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4	Waiver of defences

The obligations of the Guarantor under this Clause 20 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrowers or other person;

(b)	the release of the Borrowers or any other person under the terms of any composition or arrangement with any creditor of the Borrowers;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, a Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrowers or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 20 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 20 (Guarantee and indemnity).

20.7	Deferral of the Guarantor's rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by them of their obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20 (Guarantee and indemnity):

(a)	to be indemnified by the Borrowers;

(b)	to claim any contribution from any other guarantor of the Borrowers' obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring the Borrowers to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against the Borrowers; and/or

(f)	to claim or prove as a creditor of the Borrowers in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrowers under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 32 (Payment mechanics).

20.8	Additional security

The guarantee given by the Guarantor herein is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.9	Norwegian FA Act

The Guarantor specifically waives all rights under the provisions of the FA Act not being mandatory provisions.

20.10	Guarantee limitations

The guarantee and liability set out in this Clause 20 (Guarantee and indemnity ) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Guarantor.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Original Borrower and the Guarantor makes the representations and warranties set out in this Clause 21 (Representations) to each Finance Party on the date of this Agreement.

21.1	Status

(a)	Each Obligor is a corporation or company, duly incorporated, with good standing and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a US Tax Obligor.

(d)
In accordance with the FA Act section 3-12 (2) and the Norwegian Anti-Money Laundering Act 2018/23 (in No: hvitvaskingsloven) section 13 (1) the Obligors confirm that the information set out in Schedule 9 (KYC information – FA Act section 3-12) is true and accurate as of the date of this Agreement.

21.2	Binding obligations

(a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)
Save as provided herein or therein and/or as have been or shall be completed prior to a Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessels, for the Mortgages to constitute valid and enforceable first priority mortgage over the Vessels.

21.3	Non-conflict with other obligations

The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:

(a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

21.4	Power and authority

(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)
All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c)	Each Borrower acts for its own account by entering into the Finance Documents and obtaining the Facilities.

21.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;

(b)	to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and

(c)	in connection with each Obligor's business and ownership of assets,

have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.

21.6	Governing law and enforcement

(a)	The choice of Norwegian law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor's jurisdiction of incorporation.

21.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings) or Clause 26.8 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings) or Clause 26.8 (Creditors' process) applies to any of the Obligors.

21.8	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.9	No filing or stamp taxes

Under the law of the relevant Obligor's jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the Mortgage and as otherwise stated in any legal opinion obtained by the Agent in connection with this Agreement).

21.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or might have a Material Adverse Effect.

21.11	No misleading information

(a)
Any factual information provided by any Obligor or otherwise relevant to matters contemplated by the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being incomplete, untrue or misleading in any material respect.

21.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

21.13	Pari passu ranking

The relevant Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

21.15	Title

The relevant Obligor holds, or from the relevant Delivery Date will hold, the legal title and/or will be the beneficial party, as the case may be, to the Secured Assets.

21.16	No security

None of the Secured Assets will from the first Utilisation Date be affected by any Security, and no Obligor will be a party to, nor is it or any of the Secured Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Secured Assets, save for (i) the Security created under the Security Documents, (ii) for liens (including but not limited to maritime liens defined as such pursuant to applicable law) arising solely by operation of law and/or in the ordinary course of business or (iii) otherwise as agreed with the Agent (on behalf of the Finance Parties).

21.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor's entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

21.18	Ranking of Security Documents

The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.

21.19	Taxation

(a)	No Obligor is overdue in the filing of any Tax returns.

(b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents.

(c)	The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.

21.20	Environmental compliance

Each of the Borrowers and to the best of its knowledge and belief (having made due and careful inquiry) any of its Affiliates, the Technical Manager and any Charterers (if applicable) have performed and observed all Environmental Laws, Environmental Permits and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

21.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

21.22	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates) and the Vessels, and to the best of its knowledge and belief (having made due and careful inquiry) the Technical Manager, any Charterers have been complied with.

21.23	The Vessels

The Vessels are:

(a)
in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the Mortgage and a security created pursuant to any of the Security Documents) and the relevant Borrower will be the sole, legal and beneficial owner of such Vessel;

(b)	registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with ABS, Lloyd's Register, DNV or such other IACS classification society as approved by the Agent (on behalf of the Majority Lenders), free of all overdue recommendations/conditions of class.

21.24	Financial Indebtedness

No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

21.25	Sanctions

(a)
Each Obligor, their respective directors, officers, and employees, and to the best of its knowledge and belief (having made due and careful inquiry), each of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws.

(b)
No Obligor, or any of their respective directors, officers, employees is, nor is, to the Obligor's best knowledge and belief (having made due and careful inquiry), any of its Affiliates and their joint ventures, and their respective directors, officers, employees, agents or representatives:

(i)
a Restricted Party, does not act directly or indirectly on behalf of, or for the benefit of, a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)
subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority or has received notice of or is aware of any such inquiry, claim, action, suit, proceeding or investigation.

(c)	None of the Vessels are a vessel with which any person is prohibited or restricted from dealing with under any Sanctions Laws.

21.26	Anti-bribery, anti-corruption and anti-money laundering

None of the Obligors nor any of its Subsidiaries, or, to the best knowledge of such Obligor, any Affiliate, director or officer or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and each Obligor has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

21.27	Shares

(a)	The Borrowers are wholly owned indirect or direct Subsidiaries of the Guarantor (unless and until the Shares are transferred and the Loans are prepaid in accordance with this Agreement).

(b)
The Shares are fully paid, non-assessable and not subject to any option to purchase or similar rights. The constitutional documents of each Borrower do not and could not restrict or inhibit any transfer of those Shares on creation or enforcement of any of the Secured Assets. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Borrower (including any option or right of pre-emption or conversion).

21.28	Charterparty

No "event of default" or "default" (howsoever described) is continuing under any Charterparty.

21.29	Repetition

(a)
The Repeating Representations being each of the representations set out in Clause 21 (Representations) subject to paragraph (b) below, are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of a Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

(b)
The representations set out in Clauses 21.7 (Insolvency) until and including 21.9 (No filing or stamp taxes), 21.14 (No proceedings pending or threatened) and 21.19 (Taxation) are not repeating and shall only be made by each Obligor by reference to the facts and circumstances then existing on the date of a Utilisation Request.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 (Information undertakings) remain in force (i) as relates to the Original Borrowers and the Guarantor, from the date of this Agreement and (ii) as relates to any Additional Borrower, from the date it has acceded as Borrower under this Agreement, and in each case apply for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Obligors shall supply or procure to supply to the Agent copies for all the Lenders of:

(a)	as soon as they are available and public, but in any event with one hundred and twenty (120) days after the end of its financial year;

(i)	the audited consolidated financial statements of the Guarantor for that financial year;

(ii)	the unaudited management accounts (profit and loss statement and balance sheet) of the Borrowers for that financial year;

(b)
as soon as they are available and public, but in any event within ninety (90) days after the last day of each quarter the unaudited consolidated financial statements of the Guarantor for that financial quarter;

(c)	as soon as they are available, but in any event within ninety (90) days after the end of its financial year, the financial projections of the Guarantor on an annual basis; and

(d)	such other financial and other information of any Obligor as the Lenders shall reasonably require from time to time (including but not limited to in relation to Sanctions Laws).

22.2	Compliance Certificate

The Obligors shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial statements), a Compliance Certificate signed by the chief financial officer of the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up.

22.3	Requirements as to financial statements

(a)
The Guarantor shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Information: miscellaneous

The Borrowers shall supply to the Agent (with copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrowers and the Guarantor to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request, promptly, such information about the Vessels' classification records and status as the Agent may reasonably request;

(d)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(e)	promptly upon becoming aware of them, any details of any material claims or amendments under any Transaction Document (other than Finance Documents); and

(f)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

22.5	Notification of default

(a)	Each of the Borrowers and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) and any Sanctions Event promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it) and that no Sanctions Event has occurred.

22.6	Notification of Environmental Claims

The Borrowers shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrowers (or any of its Affiliates), any Charterers, the Technical Manager or the Vessels; and

(b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Borrowers (or any of their Affiliates), any Charterers, the Technical Manager or the Vessels,

where the claim would be reasonably likely, if determined against the Borrowers (or any of its Affiliates) or the Vessels, to have a Material Adverse Effect.

22.7	Market Value

(a)	The Borrowers shall arrange for, at its own expense, the Market Value of each Vessel individually to be determined on a quarterly basis.

(b)
The Borrowers shall forward the market valuations obtained pursuant to paragraph (a) above to the Agent (on behalf of the Finance Parties) together with the Valuation Certificate within ten (10) days after the end of each financial quarter and such valuations shall be issued no more than thirty (30) days prior to the date provided to the Agent.

(c)
Should the Agent reasonably assume that a Default has occurred or may occur, or should a Vessel be sold or suffer a Total Loss, the Agent may arrange, or require the Borrowers to arrange, additional determinations of the Market Value of the Vessels at such frequency as the Agent (on behalf of Finance Parties) may request and at the Borrowers' expense.

22.8	"Know your customer" checks

(a)	If:

(i)	the Agent's or any Lender's internal requirements or any laws or regulations applicable to it at any time;

(ii)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(iii)	any change in the status of the Borrowers or the Guarantor after the date of this Agreement; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-paragraph (iv) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers and/or the Guarantor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iv) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Guarantor shall, by not less than ten (10) Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 28.2 (Additional Borrowers).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Guarantor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

(e)	The Lenders to carry out and be satisfied with the results of all applicable "know your customer" requirements.

(f)
Without limiting any other provision of this Agreement, the Parties authorise and empower the Agent to collect, hold and circulate (on a need to know basis) any documentation and other information relating to "know your customer" or similar identification procedures requested or delivered by any Party under the terms of this Agreement or any other Finance Document.

22.9	Disclosure of information

The Borrowers and the Guarantor irrevocably authorise the Finance Parties to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, and the Loans and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loans to (i) any private, public or internationally recognised authorities, (ii) the Finance Parties' respective head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loans, (vi) any insurance company relevant to the Finance Parties, the Obligors, the Vessels and/or the Loans, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Finance Parties' rights and obligations. The Finance Parties agree not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

23.	FINANCIAL COVENANTS

23.1	Financial covenants - the Guarantor

The Guarantor shall on a consolidated basis, measured and documented quarterly, at all times maintain:

(a)	unencumbered consolidated Cash of minimum the higher of (i) six per cent (6%) of the Total Interest Bearing Debt and (ii) USD 30,000,000;

(b)
Value Adjusted Tangible Net Worth of at least USD 300,000,000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty-five per cent (25%) of the Value Adjusted Total Assets; and

(c)	a positive Working Capital.

23.2	Amended financial covenants – Obligors

In the event that an Obligor at any time agrees to additional financial covenants, or similar financial covenants at a stricter level with other banks, lenders and/or financiers than the financial covenants set out in this Clause 23 (Financial Covenants), then the Guarantor and/or the respective Borrowers shall promptly notify the Agent and, the additional financial covenants shall automatically be deemed applicable for this Agreement (unless waived in writing by the Agent acting on behalf of the Majority Lenders) and the Parties shall promptly enter into such documentation as may be necessary to include such additional or similar stricter financial covenants into this Agreement.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 (General undertakings) remain in force (i) as relates to the Original Borrowers and the Guarantor, from the date of this Agreement and (ii) as relates to any Additional Borrower, from the date it has acceded as Borrower under this Agreement, and in each case apply for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws and Sanctions Laws

(a)
Each Obligor shall, and shall procure that each of their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, and to the best of each Obligor's knowledge the Subsidiaries' respective officers, directors, employees, is, and shall remain:

(i)	in compliance with all laws, directives, regulations, decrees, rulings and such analogous rules:

(A)	to which it or its business may be subject; and

(B)	applicable to any Vessel, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the Approved Ship Registry;

(ii)	in compliance with any Environmental Permits; and

without limiting sub-paragraph (i) above, not employ the Vessels nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

(b)
Each Obligor shall, and shall procure that any Affiliate, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions Laws and the laws of the Approved Ship Registry.

(c)	Each Obligor shall institute and maintain policies and procedures designed to promote and achieve compliance by the Obligors and each of their Subsidiaries with applicable Sanctions Laws.

(d)
Each Obligor shall, and shall procure that none of them, nor any officer, employee or director will, take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party or a breach of Sanctions Laws by any Finance Party.

(e)
Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (i) money laundering (as defined in Article 1 of the Directive (EU) 2015/849 of the European Parliament and of the Council of 20 May 2015 (as amended, supplemented and/or replaced from time to time)) and (ii) bribery and corrupt practices.

24.3	Negative pledge

(a)	The Borrowers shall not create or permit to subsist any Security over the Vessels or any of its assets.

(b)	The Obligors shall not create or permit to subsist any Security over the Shares or any Intra Group Loans.

(c)	The Borrowers shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (a) and (b) above do not apply to any Security listed below:

(i)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved in advance by the Agent (on behalf of the Finance Parties);

(ii)
any lien (including but not limited to maritime liens defined as such pursuant to applicable law) arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(iii)	any Security entered into pursuant to any Finance Document;

(iv)
any cash collateral from an Obligor to any Hedging Bank as security (for its own account) for any transaction to be entered into between that Hedging Bank and a Borrower and/or the Guarantor under a Secured Hedging Agreement, and any cash collateral so placed by an Obligor with a Hedging Bank shall be released, discharged and (if required) deregistered immediately after evidence of registration of the Mortgages on both of the Vessels;

(v)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading on arm's length terms and on the supplier's standard and usual terms;

(vi)	if any Obligors hold bank accounts in the Netherlands, any Security arising under general banking conditions of a financial institution in the Netherlands with whom an Obligor holds a bank account; or

(vii)	security consented to in advance in writing by the Agent (on behalf of the Finance Parties).

24.4	Disposals, loans and acquisitions

The Borrowers shall not:

(a)
whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out (except for the Bareboat Charters), grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessels, or revenues (present or future) or agree to do so unless the Borrowers comply with the provisions of Clause 8.4 (Total Loss or Sale of a Vessel) or such steps otherwise are made in accordance with the terms of this Agreement; or

(b)	acquire or replace any material asset or acquire any shares; or

(c)	charter in any vessel or make any investment other than in the normal course of business related to the operation of the Vessels; or

(d)
incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessels, provided, however, that the Borrowers shall be entitled to obtain Intra Group Loans from the Guarantor as long as such loans are unsecured and fully subordinated to the Borrowers' obligations under the Finance Documents and pledged/assigned to the Agent (on behalf of the Finance Parties) under an Intra Group Loans Assignment Agreement, provided that payment of interest and principal thereunder is allowed so long as (i) such payment of interest and/or principal is made from funds being available for distribution of dividends from the respective Borrower, and (ii) there is no Default hereunder and no Default will occur as a result of such payment or distribution; or

(e)	make or grant any loans, guarantees or any other form of financial support other than in the normal course of business.

24.5	Merger

No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity, except that the Guarantor shall be entitled to merge with its Subsidiaries provided the Guarantor is the surviving entity and the merger is entered into on a solvent basis.

24.6	Shareholding

(a)
The Borrowers shall remain wholly owned indirect or direct Subsidiaries of the Guarantor unless transferred in accordance with this Agreement (unless and until the Shares are transferred and the Loans are prepaid in accordance with this Agreement);

(b)
The Guarantor shall inform the Agent (on behalf of the Finance Parties) of any intended sale of any Shares, and any such sale will be subject to prepayment in accordance with Clause 8.6 (Change of Control); and

(c)	no Borrower shall purchase, cancel, redeem or increase any of its issued shares or share capital.

24.7	Change of business

No change shall be made to the general nature of the business of the Borrowers from that carried on at the date of this Agreement, and the Borrowers shall not engage in any other business other than ownership and operation of the Vessels. No substantial change shall be made to the general nature of the business of the Guarantor from that carried on at the date of this Agreement.

24.8	Title

The Borrowers and/or the Guarantor (as the case may be) shall hold legal title to and own the entire beneficial interest in the Secured Assets, free of all Security and other interests and rights of every kind, except for those created by the Finance Documents and as permitted in paragraph (a) of Clause 24.3 (Negative pledge).

24.9	Insurances – general

Notwithstanding Clause 25.2 (Insurance – Vessels), each of the Borrowers and the Guarantor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

24.10	Earnings Accounts

(a)	The Borrowers shall maintain the Earnings Accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts without delays or deduction.

(b)
The amounts in the Earnings Accounts shall be freely available to the Borrowers until and unless an Event of Default has occurred and is continuing, whereupon the Earnings Accounts shall be blocked with no rights for the Borrowers to make withdrawals or otherwise dispose over the Earnings Accounts without the prior written consent of the Agent.

24.11	Derivative transactions

The Borrowers shall not enter into any derivative transactions with other parties than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to the Borrowers.

24.12	Distribution restrictions and subordination of inter-company debt

(a)
No Obligor shall (i) distribute any dividends, or make other distributions to its shareholders and/or (ii) buy-back its own common stock and convertible notes if a Default or Event of Default has occurred and is continuing or will occur as a result of such payment, distribution or buy-back, or after giving effect to such distribution, the Borrowers or the Guarantor is not in compliance with the financial covenants or other representations or covenants of this Agreement.

(b)
All (i) Intra Group Loans to the Borrowers, and (ii) claims of the Guarantor or other relevant Affiliate against the Borrowers shall always be unsecured and fully subordinated to the obligations of the Borrowers under the Finance Documents, provided that payment of such claims is allowed so long as (i) such payment of interest and/or principal is made from funds being available for distribution of dividends from the respective Borrower, and (ii) there is no Default under any of the Finance Documents and no Default will occur as a result of such payment or distribution.

(c)
All amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrowers or the Guarantor) shall always be unsecured and fully subordinated to the obligations of the Borrowers under the Finance Documents any of the Finance Documents, provided that payment of such claims is allowed so long as there is no Default any of the Finance Documents and no Default will occur as a result of such payment or distribution.

(d)	All agreements and transactions entered into between the members of the Group and their affiliates shall be entered into and made on arm's length terms.

24.13	Transaction Documents

The Borrowers shall perform all its material obligations under the Transaction Documents and procure that no material terms of any of the Transaction Documents except the Finance Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent (on behalf of the Finance Parties). The Finance Documents can only be amended as per their provisions.

24.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

24.15	No change of name etc.

No Obligor shall change:

(a)	the end of its fiscal year;

(b)	its nature of business;

(c)	(applicable for the Borrowers only) its constitutional documents;

(d)	its legal name;

(e)	its type of organization; or

(f)	its jurisdiction,

without the prior written consent of the Agent (on behalf of the Finance Parties).

24.16	US Tax Obligor

No Obligor shall become a US Tax Obligor.

24.17	Use of proceeds and repayments

(a)
No proceeds of any advance of a Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

(b)
No Borrower shall, and shall procure that no other Obligor shall, repay or prepay any Loan or any part thereof or fund all or any part of any payment under the Finance Documents out of proceeds from funds or assets that:

(i)	constitute property of, or that are beneficially owned directly or indirectly by, any Restricted Party;

(ii)	is obtained or derived from transactions with or relating to any Restricted Party or transactions in violation of Sanctions Laws; or

(iii)	in any manner that would cause any Lender or the Agent to be in violation of Sanctions Laws.

24.18	Listing

The Guarantor shall always remain listed at the New York Stock Exchange or such other stock exchange acceptable to the Agent.

25.	VESSEL UNDERTAKINGS

25.1	General

The undertakings in this Clause 25 (Vessel undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. Any undertakings in respect of the Vessels set out below shall only apply from the later of (i) the date of this Agreement, (ii) the Establishment Date for the Incremental Facility financing the relevant Vessel and (iii) the Delivery Date of the relevant Vessel, and only to the Vessels delivered to and owned by the relevant Borrower.

25.2	Insurance – Vessels

(a)
The Borrowers shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units for an amount not less than USD 1,000,000,000, and freight, demurrage and defence cover), hull interest, freight interest (dependent upon the level of the Hull and Machinery policy), loss of hire and war risk insurances (including blocking and trapping, confiscation, terrorism, hijacking and piracy), in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve (not to be unreasonably withheld), and always subject to the Nordic Marine Insurance Plan of 2013 latest version.

(b)
The insured value of each Vessel shall be at least equal to the Market Value of such Vessel and the aggregate insurance value, except for protection & indemnity and Loss of Hire, shall be at least one hundred and twenty per cent (120%) of the Loans plus any Available Vessel Commitments. Furthermore, the (i) hull and machinery insurance for each Vessel shall at all times cover at least eighty per cent (80%) of the insurable value (Hull and Machinery and Hull Interest) of such Vessel and (ii) aggregate hull and machinery insurance of all the Vessels shall cover at least one hundred per cent (100%) of the Loans plus any Available Vessel Commitments (while the remaining cover may be taken out by way of Hull and Freight Interest insurances). The deductible of the Hull and Machinery insurance shall never be higher than such amount as the Agent may from time to time approve.

(c)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters, or confirmations from insurance brokers confirming this on behalf of underwriters, to the Security Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are executed by the insurers and/or the insurance broker(s). The loss payable clause shall be in excess of USD 3,000,000.

(d)
The Borrowers shall within fifteen (15) calendar days prior to the relevant Utilisation Date inform the Agent of with whom the Insurances will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Security Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

(e)
The Borrowers shall allow for the Agent (and the Agent shall do so if required by any Lender) to take out for the Borrowers' accounts a Mortgagee's Interest Insurance and a Mortgagee's Interest - Additional Perils Pollution Insurance covering one hundred and twenty per cent (120%) of the Loans plus any Available Vessel Commitments.

(f)	The Agent may also for the account of the Borrowers take out such other Insurances as the Finance Parties may reasonably require considering the trading and flag of the Vessels.

(g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Security Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessels if and when so requested by the Security Agent.

(h)
The Borrowers shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrowers will not make any material change to the insurances described under paragraph (a) above without the prior written consent of the Agent.

(j)	The Borrowers shall pay for an insurance opinion commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent.

25.3	Flag, ownership, name and registry

(a)	Each Borrower shall remain the sole owner of its Vessel and shall keep its Vessel registered in an Approved Ship Registry.

(b)	The Borrowers may:

(i)	change the name of a Vessel;

(ii)	move a Vessel to another Approved Ship Registry;

(iii)
subject to the relevant Vessel being registered with another Approved Ship Registry, arrange for dual registration of the Vessel in the Bareboat Registry if this is required under the terms of the contract of employment for that Vessel; or

(iv)	subject to the Agent's (on behalf of the Majority Lenders) written consent (such consent not to be unreasonably withheld) move any Vessel to any other ship registry,

in each case by notifying the Agent in writing ten (10) Business Days in advance of such change of name of the Vessels or such move of the Vessels and procuring execution and registration of a Mortgage over such Vessel and issuance of related legal opinions, all on terms reasonably satisfactory to the Agent (acting on the instruction of the Majority Lenders).

(c)
On and at any time after the occurrence of an Event of Default which is continuing, the Borrowers undertake to ensure that (i) the bareboat registration of each relevant Vessel in the Bareboat Registry is immediately terminated and deleted, and the original registration in the Approved Ship Registry re-activated and/or (ii) each Bareboat Charter is terminated, should the Security Agent (on behalf of the Finance Parties) so require.

25.4	Classification and repairs

The Borrowers shall, and shall procure that any Charterer shall, keep or shall procure that the Vessels are kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

(a)	so as to maintain its class with ABS, Lloyd's Register, DNV GL or another IACS classification society approved by the Agent, free of overdue recommendations/conditions of class; and

(b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which the Vessels may trade from time to time;

(c)	not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change the classification society of the Vessels; and

(d)	not, without the prior written consent of the Agent, conduct modifications, repairs or remove parts which may reduce the value of the Vessels.

Within fifteen (15) days prior to the relevant Utilisation Date the Borrowers shall inform the Agent of the classification society the Vessels will be classed.

25.5	Inspections and class records

(a)
The Borrowers shall procure that the Agent's surveyor at the Borrowers' cost, is permitted to inspect the condition of the Vessels once a year, if so requested by the Agent, and at any time required by a Lender (at such Lender's cost), provided always that such arrangement shall not interfere with the operation of the Vessels and subject to satisfactory indemnities approved by the P&I insurers.

(b)
The Borrowers shall instruct the classification society to give the Agent access to class records and other information from the classification society in respect of the Vessels, by sending a written instruction in such form and substance as the Agent may require. The Agent shall also be granted electronic access to class records.

25.6	Surveys

The Borrowers shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessels and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

25.7	Notification of certain events

The Borrowers shall immediately upon becoming aware of it notify the Agent of:

(a)	any accident to a Vessel involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of such Vessel;

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(c)	any exercise or purported exercise of any arrest or lien on the Vessels, their Earnings or the Insurances;

(d)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(e)
the details of any claim, inquiry, action, suit, proceeding or investigation pursuant to Sanctions Laws against it, or any of its direct or indirect owners, Subsidiaries, and any of its respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken to answer or oppose such;

(f)	any of its direct or indirect owners, Subsidiaries, or any of its directors, officers, employees, agents or representatives becoming a Restricted Party; and

(g)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Borrowers or the Technical Manager or otherwise in connection with the Vessels.

25.8	Operation of the Vessels

(a)
The Borrowers shall procure that the Vessels are managed by the Technical Manager pursuant to a Technical Management Agreement and the Commercial Manager pursuant to the Commercial Management Agreement and shall not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change or allow the change of the technical or commercial management of the Vessels.

(b)
The Borrowers may subject to the Agent's written consent (such consent not to be unreasonably withheld) change the technical or commercial management of the Vessels to respectively another Technical Manager or Commercial Manager by notifying the Agent in writing ten (10) Business Days in advance of such change.

(c)
The Borrowers shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a Manager's Undertaking in such form as the Agent (on behalf of the Finance Parties) reasonably may require.

(d)
The Borrowers shall, and shall procure that the Technical Manager shall, comply, or procure the compliance with all Sanctions Laws and in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, the laws of the Approved Ship Registry, the United States Oil Pollution Act of 1990 and all other laws or regulations relating to the Vessel, their ownership, operation and management or to the business of the Borrowers and the Technical Manager and shall not employ the Vessels nor allow their employment:

(i)	In any Sanctioned Country or in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code;

(ii)	directly or indirectly by or for the benefit of any Restricted Party or in any manner contrary to any Sanctions Laws; and

(iii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessels unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

(e)
Without limitation to the generality of this Clause 25.8 (Operation of the Vessels), the Borrowers and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) of 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. The Vessels shall not under any circumstances carry any nuclear waste/material.

25.9	ISM Code compliance

The Borrowers shall, and shall procure that the Technical Manager:

(a)	procure that the Vessels remain subject to a SMS;

(b)	procure that a valid and current SMC is maintained for the Vessels;

(c)	procure that the Technical Manager maintains a valid and current DOC;

(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessels or of the DOC of the Technical Manager; and

(e)
immediately notify the Agent in writing of any "accident" or "major nonconformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

25.10	Environmental compliance

(a)
The Borrowers shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Permits applicable to any of them and/or the Vessels.

(b)	Each Vessel shall throughout the lifetime of the relevant Vessel have a Green Passport available.

(c)
The Obligors shall procure that the Vessels and any other vessel owned or controlled by the Obligors or any of their Subsidiaries, including where any such vessel is sold to an intermediary with the intention of being scrapped, dismantled or recycled, is recycled at a recycling yard which conducts it recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (2009) and/or the EU Ship Recycling Regulation (2013).

25.11	Poseidon Principles

The Borrowers shall, upon the request of the Agent (acting for itself and/or any other Finance Party) and at the cost of the Borrowers, on or before the 31st of July in each calendar year, supply or procure the supply to the Agent of all information necessary, in order for any Finance Party to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, together with Carbon Intensity and Climate Alignment Certificates, in each case relating to all Vessels for the preceding calendar year and hereby consents to each Finance Party obtaining such information directly from third parties, provided always that no Finance Party shall publicly disclose such information with the identity of the Vessels without the prior written consent of the Borrowers. Without prejudice to the foregoing, the Borrowers acknowledge that, in accordance with the Poseidon Principles, such information will on an anonymous and unidentifiable basis form part of the information published regarding the relevant Finance Party's portfolio climate alignment.

25.12	Arrest

The Borrowers shall pay and discharge when due:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessels, the Earnings or the Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith (however not later than after twenty (20) Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

25.13	Chartering

(a)	The Borrowers shall procure that any Charterparty entered into for a Vessel shall be entered into and made on arm's length terms.

(b)	The Borrowers shall not:

(i)
without the prior written consent (such consent not to be unreasonably withheld) of the Agent (acting on the instructions of all Lenders), let a Vessel on bareboat charter for any period except for the chartering of any Vessel under Bareboat Charters in connection with the Vessel's dual registration in the Bareboat Registry according to Clause 25.3; or

(ii)
without the prior written consent (such consent not to be unreasonably withheld) of the Agent (acting on the instructions of the Majority Lenders), terminate, cancel, amend or supplement any Charterparty in any material respect, nor assign such Charterparty to any other person.

(c)
The Borrowers shall notify the Agent promptly in writing (but without any requirement for consent from the Agent) of any agreement related to the chartering and operation of a Vessel (such as pool agreements and time charter contracts) other than those covered by sub-paragraph (b)(i) above exceeding thirty-six (36) months.

(d)
The Borrowers shall arrange for assignment of any employment contract of any nature if the duration exceeds thirty-six (36) months to the extent relevant pursuant to the terms of this Agreement and only if contractually and legally possible (the Borrowers having made reasonable commercial efforts to obtain such assignment).

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 (Events of Default) is an Event of Default (save for Clause 26.18 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error in the banking system; and

(b)	payment is made within three (3) Business Days of its due date.

26.2	Financial covenants

Any requirement of Clause 23 (Financial covenants) is not satisfied.

26.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants), and Clauses 26.4 (Misrepresentation) through 26.17 (Sanctions)), unless such non-compliance is, in the opinion of the Agent, capable of remedy and is remedied to the Agent´s satisfaction within ten (10) Business Days from the Agent having notified the Obligor of the relevant non-compliance.

For the avoidance of doubt, a breach of Clause 26.17 (Sanctions) and any other Sanctions Event (including but not limited to breach of Clause 24.2 (Compliance with laws and Sanctions Laws) with respect to Sanctions Laws), Clause 25.2 (Insurance - Vessels), Clause 25.3 (Flag, ownership, name and registry) and Clause 25.4 (Classification and repairs) are not capable of remedy.

26.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 26.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 1,000,000 in respect of the Borrowers and USD 5,000,000 of the Guarantor.

26.6	Insolvency

(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

26.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 26.7 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

26.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 and is not discharged within thirty (30) days.

26.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

26.10	Repudiation

(a)	An Obligor or a Bareboat Charterer repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.

(b)	Any Transaction Document ceases to be legal, valid, binding, enforceable or effective.

26.11	Material adverse change

Any event or series of events occur which, in the reasonable opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessels are flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

26.12	Cessation of business

An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business.

26.13	Insurances

Any insurance policy taken out in respect of the Vessels is cancelled, revoked or lapses, or any insurance claim(s) by the Borrowers is repudiated following a Total Loss.

26.14	Failure of security

Any Security Document or security arrangements created or intended to be created in favour of the Finance Parties at any time becomes wholly or partially invalid, ineffective, imperfect or nonexistent or unenforceable.

26.15	Litigation

Any of the Obligors is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect.

26.16	Breach of the terms of a Secured Hedging Agreement

Any occurrence with respect to the Borrowers and/or the Guarantor and/or its Credit Support Provider(s) (as defined in the Secured Hedging Agreements) as, if applicable, set out in any Secured Hedging Agreement Section 5(a) (Events of Default) or Section 5(b) (Termination Events) except for any Additional Termination Event (as defined in the Secured Hedging Agreements) due to any ordinary, voluntary or mandatory prepayment in accordance with Clauses 7 (Repayment) and 8 (Prepayment and cancellation) of this Agreement.

26.17	Sanctions

(a)	An Obligor or any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives becomes a Restricted Party.

(b)
An act or omission of an Obligor or any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives causes a breach of Sanctions Laws by any Finance Party.

26.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of a Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of a Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

27.	CHANGES TO THE LENDERS

27.1	Assignments and transfers by the Lenders

(a)
Subject to this Clause 27 (Changes to the Lenders), a Lender (the "Existing Lender") may assign, sub-participate and/or transfer any of its rights and/or obligations under any Finance Document to another Eligible Institution (the "New Lender").

(b)	The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate or a related fund of a Lender;

(ii)	to a Central Bank, Federal Reserve or to another state-owned entity;

(iii)	to any sub-participant where the Existing Lender retains all its obligations in respect of the transferred, assigned or participated amounts; or

(iv)	made at a time when an Event of Default is continuing or a Sanctions Event has occurred.

(c)
The consent of the Borrowers to an assignment or a transfer must not be unreasonably withheld or delayed. The Borrowers shall be deemed to have given their consent five (5) Business Days after that Lender has requested them in writing to do so unless consent is expressly refused by the Borrowers within that time.

27.2	Conditions of assignment or transfer

(a)	An assignment or a transfer requiring the Borrowers' consent shall only be effective:

(i)	on receipt by the Agent of:

(A)
written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender shall assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(B)	all required "know your customer" documentation,

(ii)	on the New Lender's payment of a transfer fee of USD 5,000 to the Agent; and

(iii)	if the Commitment that is to be transferred to the New Lender is in the minimum amount of USD 10,000,000 (or, if less, such amount constituting the Total Commitment of that transferring Lender).

(b)	A transfer will only be effective if the procedure set out in Clause 27.4 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers or the Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.4	Procedure for transfer

(a)
Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 27.6 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Existing Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

27.5	Copy of Transfer Certificate to the Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.

27.6	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three (3) Months, on the next of the dates which falls at three (3) Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.6 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

27.7	Securitisation

The Agent or the Lenders may include the Loans in a securitisation or similar transaction without the consent of, or any consultation with the Borrowers and/or the Guarantor. The Agent and/or the Lenders (as the case may be) shall have full right of disclosure of information in connection with or in contemplation of such securitisation (or similar transaction). The Borrowers and the Guarantor shall assist the Agent as necessary to achieve a successful securitisation (or similar transaction), hereunder inter alia the following:

(a)	Keep bank accounts where requested by the Agent and procure that the Earnings are paid to any such account; and

(b)	Procure that the Insurances according to Clause 25.2 (Insurance – Vessels) are placed with insurers of the requisite rating;

provided however that the Borrowers and/or the Guarantor shall not be required to bear any costs related to any such securitisation.

27.8	Security over Lenders' rights

In addition to the other rights provided in this Clause 27 (Changes to the Lenders), each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.	CHANGES TO THE OBLIGORS

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Borrowers

(a)	Subject to compliance with the provisions of Clause 22.8 ("Know your customer" checks) and the below requirements, the Guarantor may request that one of its Subsidiaries becomes a Borrower.

(b)	That Subsidiary shall become a Borrower on the date the Agent executes the related Accession Letter if:

(i)	the Subsidiary:

(A)	is a direct or indirect wholly owned Subsidiary of the Guarantor; and

(B)	is (or shall as the case might be) become the owner of the Additional Vessel to be financed by the Incremental Facility being established in connection with the Subsidiary's accession as Borrower;

(ii)
it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary (in each case such consent not to be unreasonably withheld or delayed);

(iii)	the Guarantor and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(iv)	the Guarantor confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)
the Agent has received all of the documents and other evidence referred to in Clause 4.1 (Initial conditions precedent) sub-paragraph (d)(i) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(c)
The Agent shall notify the Obligors and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Clause 4.1 (Initial conditions precedent) sub-paragraph (d)(i).

(d)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

28.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 21 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

29.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS

29.1	Appointment of the Agent

(a)
Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Hedging Banks and the Agent appoints the Security Agent to act as its security agent and security trustee for the purpose of the Security Documents.

(b)
Each of the Mandated Lead Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions. The Agent shall be released from the restrictions of section l8l alt. 2 BGB (German Civil Code).

(c)
Except where the context otherwise requires, references in this Clause 29 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

29.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Incremental Facility Majority Lenders if the relevant Finance Document stipulates the matter is an Incremental Facility Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of the Majority Lenders (or, if appropriate, any Lender or group of Lenders) until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with those instructions.

(e)
In the absence of instructions from the Majority Lenders, (or, if appropriate, any Lender or group of Lenders), the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender or the Hedging Banks (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

29.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 27.5 (Copy of Transfer Certificate to the Borrowers), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

29.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

29.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person, save as set out in Clause 29.1 (Appointment of the Agent) (a).

(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.6	Business with any Obligor

The Agent and any Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

29.7	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of sub-paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders and the Hedging Banks) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Guarantor (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders or any Hedging Bank) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

29.8	Responsibility for documentation

Neither the Agent nor any Mandated Lead Arranger is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

29.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

29.10	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent and/or the Security Agent), neither the Agent nor the Security Agent will be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of sub-paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever, (but not including any claim based on the fraud of the Agent or the Security Agent (as the case might be)) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any disruption event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent and/or the Security Agent as relevant) may take any proceedings against any officer, employee or agent of respectively the Agent and/or the Security Agent in respect of any claim it might have against the Agent and/or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of respectively the Agent and/or the Security Agent may rely on this Clause.

(c)
The Agent and/or the Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent and/or the Security Agent if respectively the Agent and/or the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent and/or the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Security Agent or any Mandated Lead Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Security Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or any Mandated Lead Arrangers.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's and/or the Security Agent's liability, any liability of the Agent and/or the Security Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent and/or the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the, as relevant, Agent or Security Agent at any time which increase the amount of that loss. In no event shall the Agent and/or the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent and/or the Security Agent has been advised of the possibility of such loss or damages.

29.11	Lenders' indemnity to the Agent and Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent and/or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's (as relevant) gross negligence or wilful misconduct) in acting as Agent and Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

29.12	Resignation of the Agent

(a)	The Agent may resign as Agent and/or Security Agent and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)
Alternatively, the Agent may resign as Agent and/or Security Agent by giving thirty (30) days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent and/or Security Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation as Agent and/or Security Agent (as the case may be) in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign as Agent and/or Security Agent in accordance with paragraph (b) above. In this event, the Agent shall resign as Agent and/or Security Agent in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

29.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.14	Relationship with the Lenders

(a)
Subject to Clause 27.6 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, e-mail and any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, e- mail, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and Clause 34.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

29.15	Credit appraisal by the Lenders and the Hedging Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Hedging Banks confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender or Hedging Banks have recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 32.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions

(a)
This Clause 31 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days' notice.

32.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 33 (Set- off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and Security Agent under the Finance Documents (other than a Secured Hedging Agreement);

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (other than a Secured Hedging Agreement); and

(v)	fifthly, in or towards any periodic payments and any other amounts due but unpaid under any Secured Hedging Agreement.

(b)	The Agent shall, if so directed by all Lenders, vary the order set out in sub-paragraphs (a)(i) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6	No set-off by the Obligors

All payments to be made by the Obligors under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

32.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

33.	SET-OFF

A Finance Party may set off any matured or un-matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured or un- matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

34.2	Addresses

The address and e-mail (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Obligors;

c/o DHT Management AS
Haakon VII's gate 1
P.O. Box 2039 Vika 0125 Oslo
Norway

Att: Ms. Laila Halvorsen
E-mail: lch@dhtankers.com

(b)	in the case of the Security Agent and Agent, that identified with its name below,

ING Bank N.V.
Bijlmerdreef 24
1102 CT Amsterdam
Location code ACT A.16

The Netherlands
Att: Sabine Jurjens
Email: sabine.jurjens@ing.com

(c)	to each Lender and other Finance Party at such details as it has informed the Agent of in writing,

or any substitute address or e-mail or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will, unless otherwise stated herein, only be effective:

(i)	if by way of email, when actually received in readable form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to any of the Obligors in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

34.4	Notification of address and e-mail

Promptly upon receipt of notification of an address or e-mail or change of address or e-mail pursuant to Clause 34.2 (Addresses) or changing its own address or e-mail, the Agent shall notify the other Parties.

34.5	Electronic communication

(a)
Any communication to be made between the Agent and the other Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means as an accepted form of communication unless and until the relevant Party notifies the Agent to the contrary.

(b)	The Parties agree to:

(i)	notify the Agent in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by electronic communication; and

(ii)	notify the Agent in writing of any change to their address or any other such information supplied by them.

(c)
Subject to paragraph (d) below, any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)
The Finance Parties confirm that they have consented to the use of the Agent's Debtdomain systems as an accepted method of communication under and in connection with the Finance Documents and agree that the Debtdomain system will be the primary method of communication between the Agent and the other Finance Parties until and unless the Agent notifies them of a replacing system of communication. The Finance Parties acknowledge that a communication via Debtdomain (or replacing system) will be effective once the communication is posted to Debtdomain (or replacing system) by the Agent.

34.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Guarantor and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38 (Amendments and waivers).

(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 29.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 (Amendments and waivers) which is agreed to by the Guarantor. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all or any of the Borrowers and/or Obligors.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	an extension to the date of payment of any amount under the Finance Documents;

(ii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iii)	any change of currency;

(iv)	an increase in or an extension of any Commitment;

(v)	an extension of an Availability Period;

(vi)	Clause 2.3 (Finance Parties' rights and obligations), Clause 27 (Changes to the Lenders) or this Clause 38 (Amendments and waivers);

(vii)	the release, nature or scope or any other change of the guarantee and indemnity granted under Clause 20 (Guarantee and indemnity);

(viii)	governing law and jurisdiction;

(ix)	change to any provisions in respect of Sanctions Laws, Sanctions Authority, Restricted Party (and any other elements relating to sanctions);

(x)	the manner in which any payment and proceeds are being applied;

(xi)	the nature or scope or any other change to the Security Documents or the Security granted thereunder;

(xii)	the definition of "Majority Lenders" or "Incremental Facility Majority Lenders" in Clause 1.1 (Definitions);

(xiii)	any provision which expressly requires the consent of all the Lenders;

(xiv)	a change to any Obligor or any change to the definition "Change of Control";

(xv)	the joint and several liability of the Obligors and/or the nature or scope of the joint and several liability of the Obligors; or

(xvi)
release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

shall not be made without the prior consent of all the Lenders (or all affected Lenders as the case might be).

(b)
An amendment or waiver which relates to the rights or obligations of the Agent or any Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the relevant Mandated Lead Arranger.

(c)
Clause 38.1 (Required consent) and the above paragraph (a) – (b) shall not apply to any Secured Hedging Agreement which shall be amended solely according to its terms and with only consent required by the relevant Obligor(s) and the Hedging Bank being parties thereto and any amendment or waiver of any other Finance Document which relates to the rights or obligations of a Hedging Bank (each in its capacity as such) may not be effected without the consent of the relevant Hedging Bank.

38.3	Changes to reference rates

(a)	Subject to Clause 38.2 (Exceptions) paragraph (b), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 38.3:

"Published Rate" means:

(a)	Term SOFR for any Quoted Tenor;

(b)	SOFR;

(c)	Central Bank Rate; or

(d)	any replacement Reference Rate to the extent that it has previously replaced any Published Rate pursuant to this clause.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrowers materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used.

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 20 days; or

(d)	in the opinion of the Majority Lenders and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Published Rate.

39.	CONFIDENTIALITY

39.1	Confidential information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and related funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives and any of its insurers, reinsurers, insurance brokers, reinsurance brokers and other credit risk protection providers such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, related funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors and to any of that person's Affiliates, related funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub-paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 29.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a security interest (or may do so) pursuant to Clause 27.8 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)
in relation to sub-paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom sub-paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)	as set out in Clause 27.7 (Securitisation) of this Agreement.

39.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or the Obligors the following information:

(i)	name of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	the Maturity Date;

(xii)	changes to any of the information previously supplied pursuant to sub- paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Obligors represent that none of the information set out in sub-paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

39.4	Agent's publication

The Parties agree to that the Agent may, at its own expense, publish information about its participation in and the agency and arrangement of the Agreement and the Facilities and for such purpose use the Borrowers' and/or the Guarantors' logo and trademark in connection with such publication.

39.5	Entire agreement

This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).

39.8	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	CONFIDENTIALITY OF FUNDING RATES

40.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the relevant Borrower pursuant to Clause 10.4 (Notifications); and

(ii)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent and each Obligor may disclose any Funding Rate to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

40.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (c)(ii) of Clause 40.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 40 (Confidentiality of Funding Rates)

40.3	No Event of Default

No Event of Default will occur under Clause 26 (Events of Default) by reason only of an Obligor's failure to comply with this Clause 40 (Confidentiality of Funding Rates).

41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	CONFLICT

42.1	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

42.2	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

43.	GOVERNING LAW

This Agreement is governed by Norwegian law.

44.	ENFORCEMENT

44.1	Jurisdiction

(a)
The courts of Norway, the venue to be Oslo District Court (in Norwegian: Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a "Dispute")).

(b)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 44.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Borrower and the Guarantor:

(a)
irrevocably appoints DHT Management AS, Haakon VIIs gate 1, P.O. Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Borrower and/or Guarantor of the process will not invalidate the proceedings concerned, and

(c)
consents to the service of process to any such proceedings before the Norwegian courts by delivering of a copy of the process to DHT Management AS' from time to time officially registered address in Norway.

If any process agent appointed shall cease to exist for any reason where process may be served, each Borrower and the Guarantor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1A

The Original Lenders

#	Name:	Title:	Term Loan Facility Commitment:	Revolving Credit Facility Commitment:	Commitment:
1.	ING Bank N.V.	Coordinator, Agent and Security Agent	N/A	N/A	N/A
2.	ING Bank, a branch of ING- DiBa AG	Original Lender, Mandated Lead Arranger, Bookrunner and Original Hedging Bank	USD 35,061,475.41	USD 37,438,524.59	USD 72,500,000
3.	Nordea Bank Abp, filial i Norge	Coordinator, Original Lender, Mandated Lead Arranger and Bookrunner	USD 35,061,475.41	USD 37,438,524.59	USD 72,500,000
4.	Nordea Bank Abp	Original Hedging Bank	N/A	N/A	N/A
5.	Skandinaviska Enskilda Banken AB (publ)	Original Lender, Mandated Lead Arranger and Original Hedging Bank	USD 19,344,262.30	USD 20,655,737.70	USD 40,000,000
6.	ABN AMRO Bank N.V., Oslo Branch	Original Lender and Mandated Lead Arranger	USD 19,344,262.30	USD 20,655,737.70	USD 40,000,000
7.	ABN AMRO Bank N.V.	Original Hedging Bank	N/A	N/A	N/A
8.	Danish Ship Finance A/S	Original Lender, Mandated Lead Arranger and Original Hedging Bank	USD 19,344,262.30	USD 20,655,737.70	USD 40,000,000
9.	Crédit Agricole Corporate and Investment Bank	Original Lender and Mandated Lead Arranger	USD 19,344,262.30	USD 20,655,737.70	USD 40,000,000
Total Commitments:			Up to USD 147,500,000	Up to USD 157,500,000	Up to USD 305,000,000

SCHEDULE 1B

Original Borrowers, Original Vessels, Tranches and instalments

#	Original Borrower	Original Vessel	Built	Type	Term Loan Facility (USD)	Revolving Credit Facility (USD)	Total Loans (USD)	Quarterly instalments for Term Loan Facility (USD)[1]
1.	DHT Mustang, Inc. (MI)	"DHT Mustang", IMO no. 9823003 (HK)	08.10.2018	VLCC	15,000,000	25,000,000	40,000,000	625,000
2.	DHT Bronco, Inc. (MI)	"DHT Bronco", IMO no. 9822994 (HK)	01.08.2018	VLCC	15,000,000	25,000,000	40,000,000	625,000
3.	DHT Puma Limited (MI)	"DHT Puma", IMO no. 9728837 (HK)	31.08.2016	VLCC	15,000,000	20,000,000	35,000,000	625,000
4.	DHT Panther Limited (MI)	"DHT Panther", IMO no. 9722900 (HK)	05.08.2016	VLCC	15,000,000	20,000,000	35,000,000	625,000
5.	DHT Lion Limited (MI)	"DHT Lion", IMO no. 9722895 (HK)	15.03.2016	VLCC	15,000,000	20,000,000	35,000,000	625,000
6.	DHT Leopard Limited (MI)	"DHT Leopard", IMO no. 9733961 (HK)	04.01.2016	VLCC	15,000,000	20,000,000	35,000,000	625,000
7.	Samco Iota Ltd. (CI)	"DHT Taiga", IMO no. 9590888 (HK)	24.09.2012	VLCC	15,000,000	10,000,000	25,000,000	625,000
8.	Samco Theta Ltd. (CI)	"DHT Sundarbans", IMO no. 9590876 (HK)	16.05.2012	VLCC	15,000,000	10,000,000	25,000,000	625,000
9.	Samco Kappa Ltd. (CI)	"DHT Redwood", IMO no. 9528940 (HK)	25.10.2011	VLCC	15,000,000	7,500,000	22,500,000	625,000
10.	Samco Epsilon Ltd. (CI)	"DHT China", IMO no. 9315161 (HK)	16.05.2007	VLCC	12,500,000	-	12,500,000	625,000
Total (USD)					147,500,000	157,500,000	305,000,000	6,250,000

1 Repayment schedules to be updated if relevant and further detailed in a separate spreadsheet to be prepared by the Agent and distributed to the Borrowers following the initial Utilisation if the utilized amounts are below Tranches

SCHEDULE 2

Conditions Precedent

Part I

Conditions precedent to delivery of the first Utilisation Request

1.	Relating to each of the Borrowers and the Guarantor

(a)	Certified copies of the constitutional documents of the relevant company;

(b)	Certificate of incorporation, extract from the relevant company registry and/or updated certificate of good standing;

(c)	A certified copy of a resolution of the board of directors of the relevant company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	Certified copies of the resolutions of the Borrowers' shareholder(s) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party, if applicable.

(e)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(f)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(g)	Evidence of any shareholders owning more than 25% of the Guarantor based on latestpublicly available filings;

(h)	A copy of the Original Financial Statements of the Guarantor; and

(i)
A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Agreement; and (All Finance Documents to be delivered in original unless otherwise approved by the Agent).

4.	Legal opinions

(a)	A legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to and approved by all Lenders prior to signing this Agreement; and

(b)	Any such other favourable legal opinions in form and substance satisfactory to all Lenders from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 44.2 (Service of process), if not an Obligor, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers and/or the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 13 (Fees), Clause 18 (Costs and expenses) and any Fee Letters have been paid or will be paid by the date hereof; and

(d)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their "know your customer" requirements.

Part II

Conditions precedent to a Utilisation of the Original Facilities

1.	Relating to each of the Borrowers and the Guarantor

A certificate of an authorised signatory (including any authorised director, secretary, treasurer or chief financial officer) of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 (Conditions precedent) and already delivered and approved by the Agent is correct, complete and in full force and effect, or if any changes have been made or new corporate documentation otherwise is deemed relevant attaching, certifying and confirming such updated documentation as at a date no earlier than the date of such certificate.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Mortgages;

(b)	The Assignment Agreements;

(c)	A notice of assignment of Insurances and acknowledgement thereof or standard letters of undertaking;

(d)	A notice of assignment of Earnings (if applicable) and acknowledgement thereof;

(e)	A notice of assignment of claims under any Secured Hedging Agreements (if applicable) and acknowledgments thereof;

(f)	The Pledges of Shares with the notices, transcripts, share certificates and other evidence required thereunder.

(g)	Any Intra Group Loans Assignment Agreements with the notices, the acknowledgements, transcripts and evidence required thereunder;

(h)	Any Charterparty Assignment; and

(i)	A notice of assignment of Charterparty and acknowledgement thereof.

(All Finance Documents to be delivered in original unless otherwise approved by the Agent).

4.	Documents relating to the relevant Vessel

(a)	If relevant, copy of the Shipbuilding Contract and/or copy of the MOA with any amendments or additions;

(b)	If relevant, a copy of the Builder Certificate and/or Bill of Sale (as applicable under the relevant Shipbuilding Contract or MOA);

(c)	If relevant, a copy of the Protocol of Delivery and Acceptance under the relevant Shipbuilding Contract or MOA;

(d)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 24.2 (Insurance - Vessels), and evidencing that the Agent's Security in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

(e)	A copy of any Charterparty, hereunder any Bareboat Charter;

(f)	The Letter of Undertaking;

(g)	A copy of the current DOC;

(h)	A copy of any Technical Management Agreement;

(i)	A copy of any Commercial Management Agreement;

(j)
A copy of updated confirmations of class (or equivalent) in respect of the Vessel from the relevant classification society, confirming that the Vessel is classed in accordance with Clause 23.4 (Classification and repairs), free of extensions and overdue recommendations;

(k)	A copy of the Vessel's current SMC;

(l)	A copy of the Vessel's ISSC;

(m)	A copy of the Vessel's IAPPC;

(n)	A Green Passport or an equivalent document in respect of the relevant Vessel; and

(o)
Updated Valuation Certificates, including valuations fulfilling requirements for Market Value from one (or more as relevant) Approved Broker(s) in respect of the Vessel issued no more than thirty (30) days prior to the Utilisation Date.

The following documents to be received by the Agent latest on the Utilisation Date:

(p)
Evidence (by way of transcript of registry) that the Vessel is registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Agent, and if relevant, bareboat registered in the Bareboat Registry, that the Mortgage has been, or will in connection with Utilisation of the Loan be, executed and recorded with its intended first priority against the Vessel, hereunder if relevant in the Bareboat Registry, and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessel.

5.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)	A legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to and approved by all Lenders; and

(b)	Any such other favourable legal opinions in form and substance satisfactory to all Lenders from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Security Documents, if not a Party to this Agreement, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	The Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

(d)	If relevant, evidence that all instalments due under the relevant Shipbuilding Contract prior to the Utilisation Date have been paid;

(e)
A favourable opinion from the Agent's insurance consultants at the expense of the Borrowers confirming that the required insurances have been placed and are acceptable to the Agent and that the underwriters are acceptable to the Agent;

(f)	A Compliance Certificate confirming compliance with the financial covenants as set out in Clause 22 (Financial covenants);

(g)
Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 12 (Fees), Clause 17 (Costs and expenses) and any Fee Letters have been paid or will be paid by the Utilisation Date;

(h)	Any agreements in respect of Intra Group Loans and evidence that they are subordinated to the obligations of the Borrowers under the Finance Documents;

(i)	Manager's Undertakings from the Technical Manager and the Commercial Manager in such form as the Agent may reasonably require;

(j)	A letter from the Guarantor confirming that there have been no Material Adverse Effect and that there is no Default; and

(k)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their "know your customer" requirements.

Part III

Conditions precedent to accession of an Additional Borrower

(a)
The conditions precedent set out in Schedule 2 Part I (Conditions precedent to delivery of the first Utilisation Request) with any necessary and logical adjustments for the Accession Letter and the Additional Borrower.

(b)	Any other documents or other evidence reasonably requested by the Agent.

Part IV

Conditions precedent to a Utilisation of an Incremental Facility

(a)	Establishment of the Incremental Facility and receipt of documents and evidence according to Clause 6 (Establishment of Incremental Facilities);

(b)	The conditions precedent set out in Schedule 2 Part II (Conditions precedent to a Utilisation of the Original Facilities) with any necessary and logical adjustments for the Incremental Facility; and

(c)	Any other documents or other evidence reasonably requested by the Agent.

SCHEDULE 3

Requests

Part I

Form of Utilisation Request

From:	[●]

To:	ING BANK N.V.

Date:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Facility:	[●]
[Tranche]	[●]
Amount:	[●]
Interest period:	[3 Months]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account/●].

5.	This Utilisation Request is irrevocable.

Yours faithfully

.....................................

authorised signatory for
[name of Borrowers]

Part II

Form of Selection Notice

From:	[●]

To:	ING BANK N.V. as Agent

Dated:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the [Description of Loan] with an Interest Period ending on [●].

3.	We request that the next Interest Period for this Loan is [●].

4.	This Selection Notice is irrevocable.

Yours faithfully
 .....................................

authorised signatory for
[name of Borrowers]

Part III
Form of Optional Rate Switch Notice

From:	[●]

To:	ING BANK N.V. as Agent

Dated:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.	We refer to the Agreement. This is an Optional Rate Switch Notice. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning herein.

2.
We hereby request the Agent to switch the Reference Rate for all Loans (which shall apply also for all future Loans and Incremental Facilities whether or not established at the date hereof) from Term SOFR to SOFR starting as of [the first day in the next Interest Period for the Loans].

3.	The Interest Period on each of the Loans shall be [three (3) Months].

4.	This Optional Rate Switch Notice is irrevocable.

Yours faithfully
.....................................

authorised signatory for
[name of Borrowers]

SCHEDULE 4

Form of Transfer Certificate

To:	ING BANK N.V. as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.4 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, e-mail and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, e-mail and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]

By:

SCHEDULE 5

Form of Accession Letter

To:	ING BANK N.V. as Agent

From:	[Additional Borrower] and DHT Holdings, Inc.

Dated:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.
We refer to the Agreement. This letter (the "Accession Letter") shall take effect as an Accession Letter for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Additional Borrower] agrees to become an Additional Borrower and to be bound by the terms of the Agreement and the other Finance Documents as Borrower pursuant to Clause 28.2 (Additional Borrowers) of the Agreement, including for the avoidance of doubt to be bound by the terms of Clause 2.4 (Borrowers' liabilities and obligations) and Clause 2.5 (Financial Contracts Act).

3.	[Additional Borrower] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered address at [●].

4.	The Guarantor confirms that no Default is continuing or would occur as a result of [Additional Borrower] becoming an Additional Borrower.

5.	Clause 33.2 (Addresses) of the Agreement apply for [Additional Borrower's] administrative details for the purposes of the Agreement.

6.	This Accession Letter shall be deemed to be a Finance Document.

7.	This Accession Letter is governed by Norwegian law with legal venue as set out in Clause 43 (Enforcement) of the Agreement.

Yours faithfully

.....................................	.....................................
authorised signatory for	authorised signatory for

[Additional Borrower]	DHT Holdings, Inc.
as Additional Borrower	as Guarantor

***

This Accession Letter is accepted by the Agent on [●].
.....................................

authorised signatory for
ING BANK N.V.

as Agent

SCHEDULE 6

Form of Compliance Certificate

To:	ING BANK N.V. as Agent

From:	[ ]

Date:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [insert date] the Guarantor has on a consolidated basis:

The Guarantor has on a consolidated basis (Clause 22.1 (Financial covenants – the Guarantor)):

a)	Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 300,000,000, but the Value Adjusted Tangible Net Worth shall in any event minimum 25% of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth* USD…………….

Value Adjusted Total Assets*          USD …………….

In Compliance	Yes/No

*) as per enclosed calculations

b)	Minimum Cash

Requirement:	The higher of USD 30,000,000 and 6% of the Total Interest Bearing Debt

Minimum Cash*	USD ……………./……%

Total Interest Bearing Debt*	USD……………../ ……%

*) as per enclosed calculations

In Compliance	Yes/No

c)	Working Capital

Requirement:	Positive

Current Assets	USD..........,..less

Current Debt	USD…………….

In Compliance	Yes/No

3.	We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated Valuation Certificates in respect of the Vessels.

Yours faithfully
.....................................

DHT Holdings, Inc.

CFO

SCHEDULE 7

Form of Valuation Certificate

To:	ING BANK N.V. as Agent

From:	[●]

Date:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")
1.	We refer to the Agreement. This is a Valuation Certificate. Terms defined in the Agreement have the same meaning when used in this Valuation Certificate.

2.
We confirm that the Market Value of the Vessels are [●]% and is thereby in compliance with Clause 8.5 (Market Value) (setting out that the Market Value shall not fall below 135%). The Market Value for the Vessels are as follows:

Name of Vessel:	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value:

3.	Please see attached hereto relevant supporting documentation and calculations to ensure compliance with Clauses 22.7 (Market Value) and Clause 8.5 (Market Value):

Yours sincerely,

For and on behalf of the Obligors: DHT Holdings, Inc.

By:
Name:
Title: [authorised signatory]

SCHEDULE 8

Form of Incremental Facility Notice

To:	ING BANK N.V. as Agent and Security Agent

From:	[●] as Additional Borrower;
DHT Holdings, Inc. as Guarantor; and
the entities listed in the Schedule as Incremental Facility Lenders (the "Incremental Facility Lenders")

Dated:

DHT Holdings, Inc. with Subsidiaries – up to USD 405,000,000 Senior Secured Credit Facilities Agreement dated [●] 2023 (the "Agreement")

1.
We refer to the Agreement. This is an Incremental Facility Notice which shall take effect as an Incremental Facility Notice for the purposes of the Agreement and other Finance Documents. Terms defined in the Agreement have the same meaning in this Incremental Facility Notice unless given a different meaning herein.

2.	We refer to Clause 6.7 (Establishment of Incremental Facility) of the Agreement.

3.	We request the establishment of an Incremental Facility with the following Incremental Facility Terms:

(a)	Total Incremental Facility Commitments:

USD [●]

(b)	Margin:

[●]% p.a.

(c)	Additional Borrower to which the Incremental Facility is to be made available:

[●] of [address and jurisdiction]

(d)	Additional Vessel being financed by the Incremental Facility:

Additional Vessel	Built (yard)	Built (year)	Type	Market Value per [date]
"[Name]", IMO no. [number] ([flag])	[●]	[●]	[●]	[●]

[if relevant, other terms]

4.	The proposed Establishment Date is [●].

5.	The Additional Borrower and the Guarantor each confirms that:

(e)	each of:

(i)	the Incremental Facility Terms set out above; and

(ii)	any fees payable in connection with the Incremental Facility,

comply with Clause 6.5 (Restrictions on Incremental Facility Terms) of the Agreement;

(f)	[Incremental Facility Conditions Precedent];

(g)
[the Incremental Facility Lenders and the Incremental Facility Commitments set out in this Incremental Facility Notice have been selected and allocated in accordance with Clause 6.1 (Selection of Incremental Facility Lenders) of the Agreement;]; and

(h)	each condition specified in paragraph (a) of Clause 6.6 (Conditions to establishment) of the Agreement is satisfied on the date of this Incremental Facility Notice.

6.
Each Incremental Facility Lender agrees to assume and will assume all of the obligations corresponding to the Incremental Facility Commitment set opposite its name in the Schedule as if it had been an Original Lender under the Agreement in respect of that Incremental Facility Commitment.

7.	On the Establishment Date each Incremental Facility Lender becomes party to the relevant Finance Documents as a Lender.

8.	Each Incremental Facility Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 6.12 (Limitation of responsibility) of the Agreement.

9.
Each Incremental Facility Lender confirms that, as from the Establishment Date for this Incremental Facility, it agrees and accepts to be bound by the terms of the Agreement and other Finance Documents as Party in capacity as "Incremental Facility Lender" and "Lender" and undertakes to perform all the obligations expressed to be assumed by it in such capacities as if it had been an original party to the Agreement and, if relevant, other Finance Documents.

10.	This Incremental Facility Notice is irrevocable.

11.	This Incremental Facility Notice shall be deemed to be a Finance Document.

12.	This Incremental Facility Notice is governed by Norwegian law with legal venue as set out in Clause 43 (Enforcement) of the Agreement.

THE SCHEDULE

The Incremental Facility Lenders

#	Name of Incremental Facility Lender:	Administrative details:	Incremental Facility Commitment:
1.	[●]	[●]	[●]
2.	[●]	[●]	[●]
3.	[●]	[●]	[●]
4.	[●]	[●]	[●]
5.	[●]	[●]	[●]
6.	[●]	[●]	[●]
7.	[●]	[●]	[●]
8.	[●]	[●]	[●]
	Total Commitments:		Up to USD [●]

The Additional Borrower

By: …………………………………………

The Guarantor

By: …………………………………………

The Incremental Facility Lenders [ ●]

This document is accepted as an Incremental Facility Notice for the purposes of the Agreement by the Agent and the Establishment Date is confirmed as [●].

The Agent

By: …………………………………………

SCHEDULE 9

FA Act section 3-12

Obligor	Name and organization number:	Organisation form:	Address:	Name of general manager and directors (or persons holding an equivalent position):
Borrowers	DHT Mustang, Inc. (no. 89339) DHT Bronco, Inc. (no. 89337) DHT Puma Limited (no, 77003) DHT Panther Limited (no. 77005) DHT Lion Limited (no. 77004) DHT Leopard Limited (no. 77006)	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Director: Erik Andreas Lind President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen
Borrowers	Samco Iota Ltd. (no. 239276) Samco Theta Ltd. (no. 239259) Samco Kappa Ltd. (no. 213860) Samco Epsilon Ltd. (no. 132064)	Cayman Island exempted company limited by shares	c/o Ocorian Trust (Cayman) Limited P. O. Box 1350 Windward 3 Regatta Office Park Grand Cayman KY1- 1108 Cayman Islands	Director: Erik Andreas Lind President: Svein Moxnes Harfjeld Treasurer: Laila Cecilie Halvorsen
Guarantor	DHT Holdings, Inc. (no. 39572)	Marshall Islands corporation limited by shares	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands	Directors: Erik Andreas Lind (chairman), Joseph Howland Pyne, Einar Michael Steimler, Jeremy Rafael Kramer, Sophie Rossini and Iman Hill CEO/President: Svein Moxnes Harfjeld

EXECUTION PAGE

Borrower:	Borrower:
DHT Mustang, Inc.	DHT Bronco, Inc.

By: /s/ Laila C. Halvorsen	By: /s/ Laila C. Halvorsen
Name: Laila C. Halvorsen	Name: Laila C. Halvorsen
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Borrower:	Borrower:
DHT Puma Limited	DHT Panther Limited

By: /s/ Laila C. Halvorsen	By: /s/ Laila C. Halvorsen
Name: Laila C. Halvorsen	Name: Laila C. Halvorsen
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Borrower:	Borrower:
DHT Lion Limited	DHT Leopard Limited

By: /s/ Laila C. Halvorsen	By: /s/ Laila C. Halvorsen
Name: Laila C. Halvorsen	Name: Laila C. Halvorsen
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Borrower:	Borrower:
Samco Iota Ltd.	Samco Theta Ltd.

By: /s/ Laila C. Halvorsen	By: /s/ Laila C. Halvorsen
Name: Laila C. Halvorsen	Name: Laila C. Halvorsen
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Borrower:	Borrower:
Samco Kappa Ltd.	Samco Epsilon Ltd.

By: /s/ Laila C. Halvorsen	By: /s/ Laila C. Halvorsen
Name: Laila C. Halvorsen	Name: Laila C. Halvorsen
Title: Attorney-in-Fact	Title: Attorney-in-Fact

[Signature page USD 405 DHT facilities agreement]

Guarantor:
DHT Holdings, Inc.

By: /s/ Laila C. Halvorsen
Name: Laila C. Halvorsen
Title: Attorney-in-Fact

[Signature page USD 405 DHT facilities agreement]

Coordinator, Agent and Security Agent: ING Bank N.V.		Original Lender, Mandated Lead Arranger, Bookrunner and Original Hedging Bank: ING Bank, a branch of ING-DiBa AG

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name: Sunniva Kinsella		Name: Sunniva Kinsella
Title: Attorney-in-fact		Title: Attorney-in-fact

Coordinator, Original Lender, Mandated Lead Arranger and Bookrunner: Nordea Bank Abp, filial i Norge		Original Hedging Bank: Nordea Bank Abp

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name: Sunniva Kinsella		Name: Sunniva Kinsella
Title: Attorney-in-fact		Title: Attorney-in-fact

Original Lender, Mandated Lead Arranger and Original Hedging Bank: Skandinaviska Enskilda Banken AB (publ)		Original Lender and Mandated Lead Arranger: ABN AMRO Bank N.V., Oslo Branch

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name: Sunniva Kinsella		Name: Sunniva Kinsella
Title: Attorney-in-fact		Title: Attorney-in-fact

Original Hedging Bank: ABN AMRO Bank N.V.		Original Lender, Mandated Lead Arranger and Original Hedging Bank: Danish Ship Finance A/S

By:	/s/ Sunniva Kinsella	By:	/s/ Sunniva Kinsella
Name: Sunniva Kinsella		Name: Sunniva Kinsella
Title: Attorney-in-fact		Title: Attorney-in-fact

Original Lender and Mandated Lead Arranger: Crédit Agricole Corporate and Investment Bank

By:	/s/ Sunniva Kinsella
Name: Sunniva Kinsella
Title: Attorney-in-fact

[Signature page USD 405 DHT facilities agreement]

***

We hereby accept appointment as process agent for each of the Obligors pursuant to the Agreement Clause 43.2 (Service of process).

DHT MANAGEMENT AS

By:	/s/ Laila C. Halvorsen
Name: Laila C. Halvorsen
Title: CEO

[Signature page USD 405 DHT facilities agreement]